Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH AN ASTERISK [*].

STANDARD LEASE

(Multiple Tenant – Tenant Pays its Percentage Share of Operating Expenses,

Real Property Taxes and Insurance Costs – NO Base Year)

1.Basic Lease Provisions.

1.1Date for Reference Purposes:August 8, 2019

1.2Landlord:The Realty Associates Fund XI Portfolio, L.P.,

a Delaware limited partnership

1.3Tenant:Ambarella Corporation,

a Delaware corporation

1.4Premises Address:Original Premises:Suites 101, 110 and 210, 3101 Jay

Street, Santa Clara, California

Expansion Premises:Suite 201, 3131 Jay Street,

Santa Clara, California

1.5Approximate Rentable Area

of Premises:Original Premises:47,015

(in square feet)

Expansion Premises:11,722

Total:58,737

1.6Use:General office and research and development, and any other related use to the extent permitted by the City of Santa Clara and all agencies and governmental authorities having

jurisdiction thereof

1.7Term:Original Premises:June 1, 2020 – August 31, 2025

Expansion Premises:Expansion Premises Commencement

Date (as defined in Section 3.2) –

August 31, 2025

1.8Commencement Date:Original Premises:June 1, 2020 (the “Original

Premises Commencement Date”)

Expansion Premises:Expansion Premises Commencement

Date

1.9Monthly Base Rent:Base Rent due for the Original Premises:

Period	Base Rent Due Each Month for Original Premises
June 1, 2020 – May 31, 2021:	[*]
June 1, 2021 – May 31, 2022:	[*]
June 1, 2022 – May 31, 2023:	[*]
June 1, 2023 – May 31, 2024:	[*]
June 1, 2024 – May 31, 2025:	[*]
June 1, 2025 – August 31, 2025:	[*]

In addition to the Base Rent payable by Tenant for the Original

Premises, Tenant shall pay the following additional Base Rent for the Expansion Premises:

Period	Base Rent Due Each Month for Expansion Premises
Expansion Premises Commencement Date – May 31, 2021:	[*]
June 1, 2021 – May 31, 2022:	[*]
June 1, 2022 – May 31, 2023:	[*]
June 1, 2023 – May 31, 2024:	[*]
June 1, 2024 – May 31, 2025:	[*]
June 1, 2025 – August 31, 2025:	[*]

*See Section 2 of the Addendum to this Lease for conditionally waived Base Rent.

1.10Base Rent and Estimated Operating

Expenses Paid Upon Execution:

Base Rent:$0

Applied To:N/A

(insert month(s))

Operating Expenses:$0

Applied To:N/A

(insert month(s))

1.11Tenant's Percentage Share:See Section 6.4

1.12Security Deposit:$173,635.32 (See Addendum)

1.13Number of Parking Spaces:From the Original Premises Commencement Date through the

Expansion Premises Commencement Date:171 unreserved

spaces

From and after the Expansion Premises Commencement

Date:214 unreserved spaces

1.14Real Estate Broker:

Landlord:Colliers International

Tenant:Newmark Knight Frank (Ben Stern and Phil Mahoney)

1.15Exhibits Attached to Lease:Exhibit A – "Premises;" Exhibit B – "Verification Letter;"

Exhibit C – "Rules and Regulations;" Exhibit D – "Form of HazMat Certificate"; Exhibit E – “Addendum to Lease”

1.16Addresses for Notices:

Landlord:The Realty Associates Fund XI Portfolio, L.P.

c/o TA Realty1301 Dove Street, Suite 860Newport Beach, CA 92660Attention:  Asset Manager/Jay Technology Centre

and

The Realty Associates Fund XI Portfolio, L.P.

c/o TA Realty28 State Street, Tenth Floor

Boston, MA 02109Attention:  Asset Manager/Jay Technology Centre

With a Copy to:Davis Property Management, Inc.

1735 North 1st Street, Suite 290

San Jose, CA 95112

Attention:  Property Manager/Jay Technology Centre

and

Davis Property Management, Inc.

1420 Bristol Street North, Suite 100

Newport Beach, CA 92660

Attention:  Property Manager/Jay Technology Centre

Tenant:Ambarella Corporation

3101 Jay Street, Suite 110

Santa Clara, CA 95054

1.17Business Hours:8:00 a.m. through 6:00 p.m. Monday through Friday,

excluding Holidays

2.Premises.

2.1Acceptance. Unless the context otherwise requires, references in this Lease to the “Premises” shall mean the Original Premises and the Expansion Premises collectively. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the term of this Lease, subject to the terms, covenants and conditions of this Lease.  The Original Premises and the Expansion Premises are separately depicted on Exhibit "A" attached hereto.  The Original Premises depicted on Exhibit "A" constitutes all of the rentable space in the building located at 3101 Jay Street, San Jose, California (the “3101 Building”) and the Expansion Premises depicted on Exhibit "A" constitutes a portion of the rentable space in the building located at 3131 Jay Street, San Jose, California (the “3131 Building”).  The 3101 Building and the 3131 Building are sometimes collectively referred to as the “Building” or the “Buildings”. Tenant accepts the Original Premises in its condition on the Original Premises Commencement Date, subject to all applicable laws, ordinances, regulations, covenants, conditions, restrictions and easements, and except as may be otherwise expressly provided herein, Landlord shall not be obligated to make any repairs or alterations to the Original Premises.  Subject to Section 2.2 below, Tenant accepts the Expansion Premises in its condition on the Expansion Premises Commencement Date, subject to all applicable laws, ordinances, regulations, covenants, conditions, restrictions and easements, and except as may be otherwise expressly provided herein, Landlord shall not be obligated to make any repairs or alterations to the Expansion Premises.  Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes.  The number of rentable square feet set forth in Section 1.5 is an approximation, and the Base Rent and Tenant’s Percentage Share shall not be changed if the actual number of rentable square feet in the Original Premises or the Expansion Premises is different than the number of square feet set forth in Section 1.5.  Landlord shall determine the number of rentable square feet in the Buildings, in Landlord’s sole discretion.

2.2Condition of Expansion Premises.  Landlord represents and warrants to Tenant that on the Expansion Premises Commencement Date the roof of the Expansion Premises will be in good condition and repair and the following parts of the Expansion Premises shall be in good working order: (a) plumbing systems, (b) electrical systems and (c) all HVAC units (collectively, the "Building Systems").  In the event that it is determined that this warranty is untrue, Landlord shall not be in default under the Lease if after Landlord receives written notice of the representation or warranty that is untrue, Landlord promptly takes the actions, at Landlord's sole expense, necessary to put the applicable Building System in working order.  The foregoing representation and warranty shall apply only to the condition of the Building Systems as of the Expansion Premises Commencement Date and shall not apply to any point in time thereafter. Tenant shall notify Landlord in writing (the "Warranty Notice") within thirty (30) days after the Expansion Premises Commencement Date, time being of the essence, (the "Notice Date") of each way, if any, that the forgoing representation and warranty was untrue on the Expansion Premises Commencement Date (an "Untrue Warranty").  The Warranty Notice shall state the specific way in which one or more Building System was not in good working order on the Expansion Premises Commencement Date.  Landlord shall have no responsibility to repair any Building System unless Tenant notifies Landlord on or before the Notice Date in a Warranty Notice of the Untrue Warranty, and if Tenant notifies Landlord that a Building System was not in good working order on the Expansion Premises Commencement Date after the Notice Date, Landlord shall have no obligation pursuant to this section to repair the Building System that is not in good working order.  Notwithstanding the forgoing, Landlord shall have no obligation pursuant to this section to repair a Building System if the repair is necessitated by the negligence or misuse of Tenant or by Alterations or other modifications made to the Expansion Premises by Tenant.

2.3Common Areas.  Landlord hereby grants to Tenant for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use (including Landlord), the Common Areas (as hereinafter defined) as they exist from time to time, subject to all rights reserved by Landlord hereunder and under the terms of all rules and regulations promulgated by Landlord from time to time with respect thereto.  Landlord reserves the right from time to time to (a) make changes in the Common Areas, including, without limitation, changes in location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (b) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) construct additional buildings, parking areas, loading dock facilities and other improvements within the Common Areas; and (d) do and perform such other acts and make such other changes in, to or with respect to the Common Areas as Landlord may deem appropriate; provided, however, any such permanent changes or alterations to the layout of the Common Areas (as defined below) that substantially and adversely affect parking, loading or unloading or substantially and adversely interfere with Tenant's use of the Premises or the Common Areas (as defined below) shall require Tenant's prior written consent, which consent shall not be unreasonably withheld or delayed.  As used herein, the term "Common Areas" means all areas and facilities outside the Premises and within the exterior boundary lines of the land owned by Landlord that are provided and designated by Landlord as such from time to time for general nonexclusive use of Tenant and others, including, if designated by Landlord as Common Areas, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, roadways and sidewalks parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways and landscaped areas, and Tenant shall have no leasehold interest in the Common Areas.  The Premises, the Building, the Common Areas, the land upon which the same are located, along with all other buildings and improvements designated by Landlord, are herein collectively referred to as the "Project.”  Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas, including, without limitation, the storage of trucks or other vehicles. Any such storage shall be permitted only with the prior written consent of Landlord, which consent may be revoked at any time.  In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

3.Term and Commencement Date.

3.1Original Premises.  The term of Tenant’s lease of the Original Premises is set forth in Section 1.7 and the date Tenant’s lease of the Original Premises commences is set forth in Section 1.8.  Tenant currently occupies the Original Premises pursuant to an existing lease it has entered into with Landlord.  Tenant shall be deemed to have accepted possession of the Original Premises in its “as is” condition on the Original Premises Commencement Date.

3.2Expansion Premises.  The term of Tenant’s lease of the Expansion Premises is set forth in Section 1.7.  Tenant’s lease of the Expansion Premises shall commence on the later to occur of the following dates (the “Expansion Premises Commencement Date”): (i) date Landlord provides Tenant with written notice that the Expansion Premises is available for Tenant’s occupancy or (ii) January 1, 2021.   When the actual Expansion Premises Commencement Date is established by Landlord, Landlord shall accurately complete the letter attached hereto as Exhibit B and Tenant shall, within ten (10) days after Landlord's request, execute the letter and deliver it to Landlord.  Tenant's failure to execute the letter within said ten (10) day period shall be a default hereunder and shall constitute Tenant's acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant.

4.Use.

4.1Permitted Use.  The Premises shall be used only for the purpose described in Section 1.6 and for no other purpose.  In no event shall any portion of the Premises be used for retail sales.  Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Project, including, without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion.  Tenant shall not (a) permit any animals or pets to be brought to or kept in the Premises, (b) install any antenna, dish or other device on the roof of the Building or outside of the Premises, (c) make any penetrations into the roof of the Building, (d) place loads upon floors, walls or ceilings in excess of the load such items were designed to carry, (e) place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies or other items outside of the Building in which the Premises is located or (f) change the exterior of the Premises or the Building in which the Premises is located.  In no event shall Tenant use all or any part of the Premises for the production, processing, sale or distribution of marijuana.  Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Project are suitable for its intended use and that its use is permitted by applicable laws and regulations, and that neither Landlord nor Landlord's agents have made any representation or warranty as to the present or future suitability of the Premises, or the Project for the conduct of Tenant's business.

4.2Compliance With Laws.  Tenant shall, at Tenant's sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, the recommendations of Landlord's engineers or other consultants, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the Premises or the occupation and use by Tenant of the Premises.  Tenant shall, at Tenant's sole expense, comply with all accessibility requirements of State and Federal law that apply to the Premises, and all federal, state and local laws and regulations governing occupational safety and health.  Tenant acknowledges that it will be responsible for complying with current and future laws and regulations even though such compliance requires Tenant to make substantial repairs or modifications (including structural modifications) to the Premises and even though the application of the law or regulation is unrelated to Tenant’s specific use of the Premises.  Notwithstanding the foregoing, if Tenant is obligated to comply with a law or regulation (a “Legal Requirement”) and due to the Legal Requirement a Capital Alteration (as defined below) must be made to the Premises, and such Capital Alteration is not required due to a Tenant Condition (as defined below), Landlord shall make the Capital Alteration and Tenant shall reimburse Landlord for the cost of the Capital Alteration as provided below.  If Landlord makes a Capital Alteration, the cost of the Capital Alteration shall be amortized on a straight-line basis over its useful life, as reasonably determined by Landlord consistent with sound real estate practices and generally accepted accounting principles, and from and after the date that Landlord substantially completes the Capital Alteration Tenant shall reimburse Landlord on the first day of each calendar month during the remainder of the term of this Lease an amount equal to the product of multiplying the cost of the Capital Alteration by a fraction, the numerator of which is one (1), and the denominator of which is the number of months in the useful life of the Capital Alteration.  A “Capital Alteration” shall mean any single alteration to the Premises (a) the cost of which is not fully deductible in the year incurred in accordance with generally accepted accounting principles and (b) which exceeds [*] in cost.  A Capital Alteration shall be deemed to have been made due to a “Tenant Condition” if the alteration is triggered by or is the result of Tenant’s negligence or misuse of the Premises, Tenant's alteration of the Premises, Tenant’s particular use of the Premises or the Capital Alteration relates to any equipment or improvement installed by Tenant in the Premises.  Any alteration to the Premises that is required to comply with a Legal Requirement due to a Tenant Condition or that does not constitute a Capital Alteration shall, subject to Section 13.1, be made by Tenant, at Tenant’s sole cost and expense.  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance, create a dangerous situation, or would disturb, unreasonably interfere with or endanger Landlord or any other tenants of the Project.  Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises.  Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.  To Landlord’s actual knowledge, the Premises has not undergone an inspection by a certified access specialist.  In addition, to Landlord’s actual knowledge, a disability access inspection certificate for the Premises has not been issued.  Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”  Landlord’s actual knowledge shall mean and be limited to the actual knowledge of the person who is the Building owner’s asset manager (not the Building’s property manager) on the date set forth in Section 1.1, without any duty of inquiry or investigation, and such asset manager shall have no personal liability if such representation or warranty is untrue.

4.3Occupant Density.  Tenant shall maintain a ratio of not more than one Occupant (as defined below) for each [*] square feet of rentable area in the Premises (hereinafter, the “Occupant Density”).  If Landlord has a reasonable basis to believe that Tenant is exceeding the Occupant Density, upon request by Landlord, Tenant shall maintain on a daily basis an accurate record of the number of employees, visitors, contractors and other people that visit the Premises (collectively "Occupants").  Landlord shall have the right to audit Tenant's Occupant record and, at Landlord's option, Landlord shall have the right to periodically visit the Premises without advance notice to Tenant in order to track the number of Occupants working at the Premises.  For purposes of this section, "Occupants" shall not include people not employed by Tenant that deliver or pick up mail or other packages at the Premises, employees of Landlord or employees of Landlord's agents or contractors.  Tenant's failure to comply with the requirements of this section shall constitute a default under Section 17.1 and Landlord shall have the right, in addition to any other remedies it may have at law or equity, to specifically enforce Tenant's obligations under this section.  Nothing contained in this section shall be interpreted to entitle Tenant to use more parking spaces than the number permitted by Section 1.13.

5.Base Rent.  Tenant shall pay Base Rent in the amount set forth on the first page of this Lease.  At the time Tenant executes this Lease it shall pay (or have paid) to Landlord the amounts set forth in Sections 1.10 and 1.12. Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent and Operating Expenses on or before the first day of each calendar month succeeding the Commencement Date.  Payments of Base Rent and Operating Expenses for any fractional calendar month shall be prorated.  All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith.  Tenant shall have no right at any time to abate, reduce, or set off any rent due hereunder except where expressly provided in this Lease.

6.Operating expense payments.

6.1Operating Expenses.  Tenant shall pay Tenant's Percentage Share (as defined below) of the Operating Expenses for the Project.  If less than one hundred percent (100%) of the rentable square feet in the Building or the Project is occupied by tenants or Landlord is not supplying services to one hundred percent (100%) of the rentable square feet of the Building or the Project at any time during any calendar year, Operating Expenses for such calendar year shall be deemed to be an amount equal to the Operating Expenses which would normally be expected to be incurred had one hundred percent (100%)

of the Building’s and the Project's rentable square feet been occupied and had Landlord been supplying services to one hundred percent (100%) of the Project's rentable square feet throughout such calendar year.  For the purposes of this Lease, the term "Operating Expenses" shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated Common Areas), including, but not limited to, the following:

(a)wages and salaries (including management fees) of all employees, agents, consultants and other individuals or entities engaged in the operation, repair, replacement, maintenance, and security of the Project, including taxes, insurance and benefits relating thereto;

(b)all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project;

(c)annual cost of all Capital Improvements (as defined below) made to the Project which although capital in nature (i) can reasonably be expected to reduce the normal operating costs of the Project, (ii) are made in order to comply with any law now or hereafter promulgated by any governmental authority or (iii) are reasonably necessary replacement improvements to any portion of the Project after the Original Premises Commencement Date if a repair is no longer cost-effective.  Capital Improvements shall be amortized on a straight-line basis over the useful economic life of such improvements as determined by Landlord in its reasonable discretion consistent with sound real estate practices and generally accepted accounting principles together with an interest factor on the unamortized cost of such item equal to [*] or the maximum rate of interest permitted by applicable law;

(d)cost of all utilities paid by Landlord;

(e)cost of any insurance or insurance related expense applicable to the Project and Landlord's personal property used in connection therewith, including, but not limited to, the insurance costs described in Section 10.2; provided, however, that Tenant’s Percentage Share of insurance deductibles in any one year shall not exceed [*] for earthquake damages and [*] with respect to any other casualty;

(f)cost of repairs, replacements and general maintenance of the Project and all Common Areas (including all truck court areas, paving and parking areas, Common Area lighting facilities, fences, gates, water lines, electrical lines, sewer lines, rail spur areas and any other item Landlord is obligated to repair or maintain), other than costs necessary to assure the structural soundness of the roof, foundation and exterior walls of the Project which are payable solely by Landlord under Section 11;

(g)cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the Project (including, without limitation, alarm service, exterior painting, trash collection, snow, ice, debris and waste removal and landscape maintenance);

(h)the cost of all accounting fees, management fees, legal fees and consulting fees attributable to the operation, ownership, management, maintenance or repair of the Project; provided, however, that in no event shall the property management fee exceed an amount equal to [*] of the Base Rent and Operating Expenses applicable to the Project;

(i)payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant or other agreement relating to the sharing of costs among property owners;

(j)intentionally omitted;

(k)the cost of all business licenses, permits or similar fees relating to the operation, ownership, repair or maintenance of the Project;

(l)the cost of all Real Property Taxes;

(m)transportation taxes, fees or assessments, including but not limited to, mass transportation fees, metrorail fees, trip fees, regional and transportation district fees;

(n)all costs and expenses associated with or related to the implementation by Landlord of any transportation demand management program or similar program required to comply with any law or regulation;

(o)fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution;

(p)the cost of installing intrabuilding network cabling ("INC") and maintaining, repairing, securing and replacing existing INC;

(q)the cost of maintaining, repairing and replacing telecommunication equipment, elevators, tenant directories, building directories and monument signage; and

(r)the cost of any other item the cost of which is stated in this Lease to be an Operating Expense.

For purposes of this Lease, a "Capital Improvement" shall be an improvement to the Project that Landlord is obligated or permitted to make pursuant to this Lease, the cost of which is not fully deductible in the year incurred in accordance with generally accepted accounting principles; provided, however, that, at Landlord's option, the following items shall be treated as expenses and not Capital Improvements, and the entire cost of these items may be included in Operating Expenses in the year incurred:  (i) the cost of painting all or part of the Project, (ii) the cost of resurfacing and restriping roadways and parking areas, (iii) the cost of any items Tenant is obligated to pay for pursuant to Section 12 that Landlord elects, in its sole discretion, to include in Operating Expenses and (iv) the cost of Capital Improvements incurred [*] to the extent the cost of the Capital Improvements are less than [*].  References to facilities, services, utilities or other items in this section shall not impose an obligation on Landlord to have said facilities or to provide said services unless such facilities and services already exist at the Project.

6.2Operating Expense Exclusions.  Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term "Operating Expenses" shall not include the following: (i) costs (including permit, license and inspection fees) incurred for tenant improvements for other tenants within the Project; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the maintenance and operation of all or any portion of the Project), leasing commissions, advertising expenses and similar costs incurred in connection with the leasing of the Project; (iii) depreciation of the Building or any other improvements situated within the Project; (iv) any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by any other tenant of the Project; (v) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 11 and 12, below; (vi) other than any interest charges for Capital Improvements referred to in Section 6.1(c) hereinabove, any interest or payments on any financing for the Building or the Project and interest and penalties incurred as a result of Landlord's late payment of any invoice; (vii) costs associated with the investigation and/or remediation of Hazardous Materials (hereafter defined) present in, on or about any portion of the Project, unless such costs and expenses are the responsibility of Tenant as provided in Section 27 hereof, in which event such costs and expenses shall be paid solely by Tenant in accordance with the provisions of Section 27 hereof; (viii) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; (ix) any payments under a ground lease or master lease; (x) except as provided above in Section 6.1, the cost of Capital Improvements; (xi) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of the operations of the Project) including, but not limited to, Landlord’s general corporate overhead and general administrative expenses, (xii) costs incurred in connection with the sale of transfer of the Project (e.g., documentary transfer taxes, recording fees, title insurance premiums, appraisal costs and escrow fees), (xiii) costs arising from Landlord’s negligence; (xiv) costs occasioned by the violation of any law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors; (xv) increases in insurance costs caused by the activities of another occupant of the Project; (xvi) interest, charges and fees incurred on debt; (xvii), expense reserves; (xviii) wages, compensation, and labor burden for any employee not stationed on Project on a full-time basis unless the same are equitably allocated based on the amount of time devoted by the employee to the Project; (xix) expenses in connection with services or other benefits which are provided to another tenant or occupant of the Project and which do not benefit Tenant (e.g., a health club that is only available to one tenant); provided, however, general maintenance of the Project even though a general maintenance item may only benefit one Tenant (e.g. repairing the thermostat in that tenant’s premises) may be included in Operating Expenses, and provided further, that Landlord’s agreements with tenants relating to the cost of parking or HVAC shall not limit Landlord’s right to include the cost of maintaining and repairing the Project’s parking areas and HVAC units in Operating Expenses, (xx) any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord’s managing agent has been reimbursed by such tenants or other occupants (other than through Operating Expenses) for such service or has been reimbursed by insurance or otherwise compensated by parties other than tenants of the Project, (xxi) any repair or maintenance cost caused by the negligence or willful misconduct of Landlord, (xxii) expenses that another tenant of the Project is obligated to pay based on its negligence or willful misconduct or the negligence or willful misconduct of its agents, employees or contractors and (xxiii) expenses another person or entity is obligated to pay (other than through Operating Expenses).

6.3Payment.  Landlord shall, from time to time, estimate what Tenant's Percentage Share of Operating Expenses will be, and the same shall be payable by Tenant monthly during each calendar year of the Lease term, on the same day as the Base Rent is due hereunder.  In the event that Tenant pays Landlord's estimate of Tenant's Percentage Share of Operating Expenses, Landlord shall use its commercially reasonable efforts to deliver to Tenant by June 30th of each calendar year a reasonably detailed statement (the "Statement") showing Tenant's Percentage Share of the actual Operating Expenses incurred during the preceding calendar year.  Landlord's failure to deliver the Statement to Tenant within said period shall not constitute Landlord's waiver of its right to collect said amounts or otherwise prejudice Landlord's rights hereunder; provided, however, Landlord shall not have the right to collect from Tenant any Operating Expense that was known by Landlord and which was not billed to Tenant within [*] after the Operating Expense was incurred.  If Tenant's payments under this section during said calendar year exceed Tenant's Percentage Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant's Percentage Share of Operating Expenses next falling due.  If Tenant's payments under this section during said calendar year were less than Tenant's Percentage Share as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement.  Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last calendar year for which Tenant is responsible for Operating Expenses, notwithstanding that the Lease term may have terminated before the end of such calendar year; and this provision shall survive the expiration or earlier termination of the Lease.

6.4Tenant's Percentage Share.  "Tenant's Percentage Share" as used in this Lease shall mean the percentage of the cost of Operating Expenses for which Tenant is obligated to reimburse Landlord pursuant to this Lease.  Notwithstanding anything to the contrary contained in Section 1.11, Landlord shall have the right to determine Tenant's Percentage Share of the cost of Operating Expenses using any one of the following methods or any combination of the following methods, and Tenant hereby agrees that the following methods of allocation are reasonable: (a) by multiplying the cost of all Operating Expenses by a fraction, the numerator of which is the number of square feet of rentable space in the Premises and the denominator of which is the number of square feet of rentable space in all buildings in the Project; or (b) with respect to an Operating Expense attributable solely to one of the Buildings in which the Premises is located, requiring Tenant to pay that portion of the cost of the Operating Expense that is obtained by multiplying such cost by a fraction, the numerator of which is the number of square feet of rentable space of the Premises in that Building and the denominator of which is the number of square feet of rentable space in that Building or (c) or with respect to an Operating Expense attributable solely to certain tenant’s in a Building in which the Premises is located, requiring Tenant to pay that portion of the cost of the Operating Expense that is obtained by multiplying such cost by a fraction, the numerator of which is the number of square feet of rentable space in the Premises in that Building and the denominator of which is the number of square feet of rentable space occupied by the tenants in that Building to whom the Operating Expense is attributable.

6.5Audits.  If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant's sole expense, not later than ninety (90) days following receipt of such Statement, to review Landlord's books and records using a member of Tenant’s finance department with respect to the calendar year which is the subject of the Statement.  In addition, if Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant's sole expense, not later than ninety (90) days following receipt of such Statement, to cause Landlord's books and records with respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant mutually acceptable to Landlord and Tenant (an “Accountant”).  The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord's regular business hours.  If the audit is performed by a mutually acceptable Accountant, Tenant's Percentage Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant.  Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in material default under the Lease continuing beyond any notice and cure period.  The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers.  No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises.  Tenant's right to undertake an audit with respect to any calendar year shall expire ninety (90) days after Tenant's receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such ninety (90) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses using an Accountant for the calendar year which is the subject of the Statement.  If Tenant gives Landlord notice of its intention to audit Operating Expenses using an Accountant, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord.  If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct.  Tenant agrees that the results of any Operating Expense audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity.  If as a result of an audit, it is determined that Landlord has overstated the Operating Expenses owed by Tenant on a Statement by more than [*] of the actual Operating Expenses owed by Tenant, Landlord shall reimburse Tenant for the reasonable out of pocket costs Tenant paid to unrelated third parties for the performance of the audit.

7.Security deposit.  Tenant shall deliver to Landlord at the time it executes this Lease the security deposit set forth in Section 1.12 as security for Tenant's faithful performance of Tenant's obligations hereunder.  If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby.  If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefore deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount.  Landlord shall not be required to keep said security deposit separate from its general accounts.  If Tenant performs all of Tenant's obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the term hereof, and after Tenant has vacated the Premises.  No trust relationship is created herein between Landlord and Tenant with respect to said security deposit.  Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord's damages in the event of Tenant's default.

Tenant hereby waives the provisions of any law which is inconsistent with this section including, but not limited to, Section 1950.7 of the California Civil Code.

8.Utilities.

8.1payment.  Tenant shall pay for all water, gas, electricity, telephone, sewer, sprinkler services, refuse and trash collection and other utilities and services used on the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto.  At Landlord’s option, Tenant shall (a) contract directly with the applicable public utility for such services, (b) Landlord shall pay the cost of such services and Tenant shall reimburse Landlord for such costs as part of Operating Expenses or (c) Landlord shall pay the cost of such services and Tenant shall reimburse Landlord for such costs based on Landlord’s estimate of Tenant’s consumption, as reasonably determined by Landlord.  Tenant agrees to limit use of water and sewer for normal restroom use, and nothing herein contained shall impose upon Landlord any duty to provide sewer or water usage for other than normal restroom usage.  If some or all of the electricity used by Tenant is not separately metered by and paid directly by Tenant to a public utility company (such electricity is hereinafter referred to as “Landlord Electricity”), Landlord shall have the right, but not the obligation, to install separate meters or other measuring devices (e.g. E-Mon D-Mon meters) to measure Tenant’s use of Landlord Electricity.  Landlord shall have the right to estimate the amount of Landlord Electricity used by Tenant using a methodology selected by Landlord, in Landlord’s reasonable discretion. Tenant acknowledges and agrees that Landlord’s calculation of the cost of Landlord Electricity used in the Premises will not produce the exact actual cost of the Landlord Electricity used in the Premises, and that Landlord’s estimate of the Landlord Electricity Cost shall nevertheless be final and binding on Tenant.  From time to time Landlord shall have the right to notify Tenant of the cost of Landlord Electricity and Tenant shall thereafter pay such cost within ten (10) days after receiving Landlord’s notice.  Landlord's failure to bill Tenant for its Landlord Electricity for any given period shall not constitute Landlord's waiver of its right to collect such amount at a later date or otherwise prejudice Landlord's rights hereunder.

8.2Interruptions.  Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish water, gas, electricity, telephone, sewer, refuse and trash collection or any other utility services or building services when such failure is occasioned, in whole or in part, by repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Project, by any accident, casualty or event arising from any cause whatsoever, including the negligence of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from the obligation of paying rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any such services or utilities.  Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease. Notwithstanding anything in this Section 8.2 to the contrary, if (a) the Premises, or a material portion of the Premises, is made untenantable for a period in excess of [*] after written notice to Landlord as a result of an interruption of essential utility services, such as electricity, telephone/telecommunication service, fire protection or water, that is a result or Landlord’s negligence or willful misconduct or is otherwise within Landlord’s reasonable control and (b) Tenant is unable to, and does not, conduct its normal business operations in all or any material portion of the Premises as a result thereof, then Tenant shall be entitled to abatement of Base Rent payable hereunder during the period beginning after the [*]of service failure and ending on the day the service has been restored; provided, however, that (i) the foregoing conditional abatement of Base Rent shall not apply if the interruption of such utility service is a result of Tenant’s (or Tenant Parties (as defined below)) negligence, willful misconduct or breach of this Lease or for any other reason outside Landlord’s reasonable control and (ii) such abatement shall be in proportion to the portion of the Premises which Tenant is unable to use and does not use.

8.3.Alternative Utility Providers.  If permitted by applicable laws, Landlord shall have the right at any time and from time to time during the term of this Lease to either contract for service from a different company or companies (each such company referred to as an "Alternate Service Provider") other than the company or companies presently providing electrical service for the Project (the "Electric Service Provider") or continue to contract for service from the Electric Service Provider, at Landlord's sole discretion.  Tenant agrees to cooperate with Landlord, the Electric Service Provider, and an Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternate Service Provider reasonable access to the Building's electric lines, feeders, risers, wiring and any other machinery within the Premises.

8.4Energy Use.  Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within ten (10) days after Landlord’s written request.

8.5(intentionally omitted)

8.6(intentionally omitted)

8.7Intrabuilding Network Cabling.  Landlord shall have no obligation to provide Tenant with any INC, and any INC shall be installed by Tenant at Tenant’s sole cost and expense.  The Building's minimum point of entry for telephone service ("MPOE"), the INC risers and the telephone terminal rooms located on each floor of the Building may only be accessed with Landlord's prior consent and by contractors approved by Landlord, in Landlord's reasonable discretion.  Landlord shall have the right to approve in its sole discretion the amount, location and method of installation of any INC installed by Tenant.  Landlord makes no representation or warranty concerning the condition of any existing INC, and Landlord shall have no liability to Tenant arising out of the condition of any INC inside or outside of the Premises.  Tenant shall be responsible for any loss, cost, damage, liability and expense (including attorneys' fees) arising out of or related to the installation, maintenance, repair and replacement of INC.

8.8Premises Janitorial Services.  Tenant shall provide, at its sole cost and expense, janitorial service to the Premises five days per week, and Landlord shall have no obligation to provide such services.  Landlord shall have the right in its reasonable discretion to approve the janitorial company selected by Tenant and the scope of the services provided by the janitorial company.  Tenant’s janitorial company shall comply with all of Landlord’s rules and regulations relating to contractors operating in the Building including, but not limited to, insurance requirements and security requirements.  If Tenant’s janitorial company violates Landlord’s rules and regulations such a violation shall constitute a breach of this Lease by Tenant, and in addition to any other right or remedy available to Landlord, Landlord shall have the right to require Tenant to hire a new janitorial company.  Notwithstanding that Tenant pays its own janitorial costs, janitorial costs for the common areas of the Building and Project may be included in Operating Expenses.

8.9Abatement of Rent.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for [*] (the "Eligibility Period") as a result of any repair, maintenance or alteration performed by Landlord to the Premises after the Commencement Date, which substantially interferes with Tenant's use of the Premises, or any failure to provide services or access to the Premises due to Landlord's default, then Tenant's rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.  To the extent Tenant shall be entitled to abatement of rent because of damage or destruction pursuant to Section 14 or a taking pursuant to Section 15, then the terms of this Section 8.9 shall not be applicable.

9.Real and Personal Property Taxes.

9.1Payment of Taxes.  Tenant shall pay Real Property Taxes as part of Operating Expenses.

9.2Definition of Real Property Tax.  As used herein, the term "Real Property Taxes" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, improvement bond or bonds imposed on the Project or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Project or in any portion thereof.  Real Property Taxes shall not include (a) franchise, income, inheritance, documentary transfer, gift or state income taxes, (b) any penalty or fee imposed solely as a result of Landlord’s failure to pay taxes when due, or (c) any items specifically excluded from Operating Expenses under Section 6.2.

9.3Personal Property Taxes.  Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant's use of the Premises.  If any of Tenant's personal property shall be assessed with Landlord's real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant's property.

9.4Reassessments.  From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds.  If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a "Reduction"), Landlord shall, to the extent practicable, credit the Reduction(s) to Real Property Taxes for the calendar year to which a Reduction applies and recalculate the Real Property Taxes owed by Tenant for that year based on the reduced Real Property Taxes.  All costs incurred by Landlord in connection with obtaining and/or processing the Real Property Tax reductions (e.g., consulting fees, accounting fees etc.) may be included in Operating Expenses or deducted from the Reduction.  Landlord shall have the right to reasonably compensate a person or entity it employs to obtain a Reduction by giving such person or entity a percentage of any Reduction obtained.

10.Insurance.

10.1Insurance-Tenant.

(a)Tenant shall obtain and keep in force during the term of this Lease a commercial general liability policy of insurance with coverages acceptable to Landlord, in Landlord's reasonable discretion, which, by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto.  Such insurance shall be on an occurrence basis providing coverage in an amount not less than [*] per occurrence and not less than [*] in the aggregate with an "Additional Insured-Managers and Landlords of Premises Endorsement" and contain the "Amendment of the Pollution Exclusion" for damage caused by heat, smoke or fumes from a hostile fire.  The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease.

(b)Tenant shall obtain and keep in force during the term of this Lease “Causes of Loss – Special Form” extended coverage property insurance (previously known as “all risk” property insurance) with coverages acceptable to Landlord, in Landlord's reasonable discretion.  Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant's personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant's trade fixtures and other property.  By way of example, and not limitation, such policies shall provide protection against any peril included within the classification "fire and extended coverage,” against vandalism and malicious mischief, theft and sprinkler leakage.  Tenant’s policy shall include endorsements to insure Tenant against losses to valuable papers, records and computer equipment and to compensate Tenant for the cost of recovering lost data.  To the extent that Tenant’s policy covers tenant improvements to the Premises, Landlord shall be a loss payee on such policy.  Tenant shall also obtain earthquake insurance if such insurance is then customarily required for similar commercial buildings located in Santa Clara, California (or the surrounding metropolitan area) that are of comparable size, type and quality of the Premises, and if the Project is in Flood Zone A or V, Tenant shall obtain flood insurance, and the terms of such insurance policies shall be reasonably acceptable to Landlord.

(c) If customarily required for tenants of similar commercial buildings engaged in similar use of premises as Tenant’s use of the Premises, Tenant shall obtain and keep in force during the term of this Lease insurance for pollution liability and clean-up costs with coverages acceptable to Landlord, in Landlord's reasonable discretion, which by way of example and not limitation, protects against liability for cleanup costs, bodily injury and property damage, defense costs and contractual liability.  Such insurance shall provide coverage of not less [*] per occurrence and [*] in the aggregate.

(d)Tenant shall, at all times during the term hereof, maintain the following insurance with coverages reasonably acceptable to Landlord: (i) workers' compensation insurance as required by applicable law, (ii) employers liability insurance with limits of at least [*] per occurrence, (iii) automobile liability insurance for owned, non-owned and hired vehicles with limits of at least [*] per occurrence and (iv) business interruption and extra expense insurance.  In addition to the insurance required in (i), (ii), (iii) and (iv) above, Landlord shall have the right to require Tenant to increase the limits of its insurance and/or obtain such additional insurance as is customarily required by landlords owning similar real property in the geographical area of the Project.

(e)Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Lease under a blanket insurance policy, provided such blanket policy expressly affords coverage for the Premises and Landlord as required by this Lease and shall always be available for claims made by Landlord and such coverages shall not be reduced due to claims made under the blanket policy with respect to other property owned or leased by Tenant.

10.2Insurance-Landlord.

(a)Landlord shall obtain and keep in force a policy of general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Project.

(b)Landlord shall also obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Project in the amount of the replacement cost thereof (excluding foundations and similar items), as determined by Landlord from time to time.  The terms and conditions of said policies, their deductibles and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord's sole discretion.  By way of example, and not limitation, Landlord may purchase flood and/or earthquake insurance.  In addition, at Landlord's option, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord's option, also cover all Operating Expenses.  Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom.  The policies purchased by Landlord shall contain such deductibles as Landlord may determine.  Tenant shall pay at Tenant's sole expense any increase in the property insurance premiums for the Project over what was payable immediately prior to the increase to the extent the increase is specified by Landlord's insurance carrier as being caused by the nature of Tenant's occupancy or any act or omission of Tenant.

10.3Insurance Policies.  Tenant shall deliver to Landlord certificates of the insurance policies required under Section 10.1 concurrently with Tenant’s execution of this Lease using an ACORD 28 form or a similar form approved by Landlord.  Tenant's insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord.  Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof.  Tenant's insurance policies shall be issued by insurance companies authorized to do business in the state in which the Project is located, and said companies shall maintain during the policy term a "General Policyholder's Rating" of at least A-:VII and a financial rating of at least "Class X" (or such other rating as may be required by any lender having a lien on the Project) as set forth in the most recent edition of "Best Insurance Reports.”  All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.  Landlord, Landlord’s property manager and lender(s), shall be included as additional insureds under Tenant’s commercial general liability policy, [the pollution liability policy] and under the Tenant’s excess or umbrella policy, if any, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage.  Tenant's insurance policies shall not include deductibles in excess of [*].

10.4Waiver of Subrogation.  Landlord waives any and all rights of recovery against Tenant and Tenant’s employees and agents for or arising out of damage to, or destruction of, the Project to the extent that Landlord's insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Landlord maintained the insurance required to be carried under this Lease) and permit such waiver.  Tenant waives any and all rights of recovery against Landlord and Landlord's employees and agents for or arising out of damage to, or destruction of, the Project to the extent that Tenant's insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Tenant maintained the insurance required to be carried under this Lease) and permit such waiver. Tenant shall cause the insurance policies it obtains in accordance with Section 10.1 relating to property damage to provide that the insurance company waives all right of recovery by subrogation against Landlord in connection with any liability or damage covered by Tenant's insurance policies.  Landlord shall cause the insurance policies it obtains in accordance with Section 10.2 relating to property damage to provide that the insurance company waives all right of recovery by subrogation against Tenant in connection with any damage covered by such property insurance policies. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.

10.5Coverage.  Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant's property or Tenant's obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant's obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

11.Landlord's repairs.

11.1Generally.  Landlord shall maintain in good condition, at Landlord's expense, only the structural elements of the roof of the Building (excluding the roof membrane which shall be paid for as provided by Section 11.2), the structural soundness of the foundation of the Building and the structural elements of the exterior walls of the Building.  Tenant shall reimburse Landlord for the cost of any maintenance, repair or replacement of the foregoing necessitated by Tenant's misuse, negligence and alterations to the Premises or any breach of its obligations under this Lease.  By way of example, and not limitation, the term "exterior walls" as used in this section shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries.  Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this section, after which Landlord shall have a reasonable time in which to complete the repair.  Nothing contained in this section shall be construed to obligate Landlord to seal or otherwise maintain the surface of any foundation, floor or slab. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

11.2Roof Membranes.  Landlord shall maintain, repair and if necessary replace the roof membranes of the 3101 Building and the 3131 Building (collectively, the “Roofs”).  Tenant’s Percentage Share of the cost of repairing and maintaining the Roofs shall not exceed [*].  If Tenant’s Percentage Share of the cost of the repair and maintenance of the Roofs exceeds [*], Tenant shall have no obligation to pay Tenant’s Percentage Share of such costs to the extent they exceed [*].  Notwithstanding the foregoing, any repairs or maintenance necessitated by Tenant’s negligence or misuse shall be paid entirely by Tenant and such amounts shall not be taken into consideration when calculating whether Tenant’s Percentage Share of repairing and maintain the Roofs has exceeded [*].

11.3Common Areas.  Subject to the other terms and conditions of this Lease, Landlord shall maintain, repair and if necessary replace the Common Areas.  The cost of the maintenance, repair and replacement of the Common Areas shall be paid by Tenant as part of Operating Expenses.

11.4Server and Laboratory Areas.  Nothing contained in this Lease shall be interpreted to obligate Landlord to repair or maintain any computer server area or laboratory area in the Premises, and Tenant shall be solely responsible for the repair and maintenance of any server area or laboratory area including, but not limited to, any HVAC, electrical and plumbing associated with a server or laboratory area.

12.Tenant's repairs.

12.1Obligations of Tenant.  Subject to Section 12.2 below, Tenant shall, at its sole cost and expense, keep and maintain all parts of the Premises (except those listed as Landlord's responsibility in Section 11 above) in good and sanitary condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, skylights, any special store front or office entry, walls and finish work, floors and floor coverings, heating and air conditioning systems, dock boards, bumpers, plates, seals, levelers and lights, plumbing work and fixtures (including periodic backflow testing), electrical systems, lighting facilities and bulbs, sprinkler systems, alarm systems, fire detection systems, termite and pest extermination, sidewalks, landscaped areas, fencing, tenant signage and regular removal of trash and debris. Tenant shall notify Landlord in writing prior to making any repair or performing any maintenance pursuant to this section, and Landlord shall have the right to reasonably approve the contractor Tenant shall use to make any repair or to perform any maintenance on the roof, heating, ventilation and air conditioning systems ("HVAC"), plumbing systems, electrical systems, sprinkler systems, fire alarm systems or fire detection systems located at the Premises.  Tenant shall not paint or otherwise change the exterior appearance of the Premises without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion.  The cost of maintenance and repair of any common party wall (any wall, divider, partition or any other structure separating the Premises from any adjacent premises occupied by other tenants) shall be shared equally by Tenant and the tenant occupying the adjacent premises; provided, however, if Tenant damages a party wall the entire cost of the repair shall be paid by Tenant, at Tenant's sole expense; and, provided further, that if another occupant damages a party wall Tenant shall have no obligation to pay any expense for the repair.  Tenant shall not damage any party wall or disturb the integrity and support provided by any party wall. If Tenant fails to keep the Premises in good condition and repair, Landlord may, but shall not be obligated to, make any necessary repairs.  If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within ten (10) days after demand by Landlord.

12.2Performance of Work by Landlord.  Notwithstanding Tenant's obligation to keep the HVAC units, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises in good condition and repair, at Landlord’s option, Landlord shall employ contractors to perform all repairs, maintenance and replacements of the HVAC units, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises.  The items described in the previous sentence that Landlord will cause to be repaired, maintained and replaced are hereinafter referred to as the "Landlord Maintenance Items."  Landlord Maintenance Items shall not include HVAC units installed by Tenant or which exclusively serve computer server or similar areas or laboratory areas in the Premises (“Tenant HVAC Units”), and Tenant shall at all times be solely responsible for the maintenance, repair and replacement of all Tenant HVAC Units, at Tenant’s sole cost and expense.  In addition, Landlord Maintenance Items shall not include sprinkler systems, fire alarm systems and fire detection systems installed by Tenant in any laboratory or similar area in the Premises, (“Tenant Fire Systems”), and Tenant shall at all times be solely responsible for the maintenance, repair and replacement of all Tenant Fire Systems, at Tenant’s sole cost and expense. Tenant shall reimburse Landlord as additional rent for all costs Landlord incurs in performing the Landlord Maintenance Items within ten (10) days after written demand by Landlord.  Landlord shall determine in its sole discretion the scope and timing of the performance of such Landlord Maintenance Items, and Tenant shall not perform such Landlord Maintenance Items. Landlord's maintenance of the exterior walls of the Premises shall include the right, but not the obligation, of Landlord to paint from time to time all or some of the exterior walls, canopies, doors, windows, gutters, handrails and other exterior parts of the Premises with colors selected by Landlord, and Tenant shall reimburse Landlord as provided above for all costs incurred by Landlord in painting such items.  If the Premises contains landscaped areas ("Landscaped Areas"), Landlord shall maintain the Landscaped Areas, and Tenant shall reimburse Landlord for all costs incurred by Landlord in maintaining the Landscaped Areas within ten (10) days after written demand by Landlord; provided, however, Landlord shall have the right to estimate the monthly cost of maintaining the Landscaped Areas, and Tenant shall pay such amount to Landlord as additional rent each month at the same time Tenant pays Base Rent. Tenant shall immediately give Landlord written notice of any repair or maintenance required by Landlord pursuant to this section, after which Landlord shall have a reasonable time in which to complete such repair or maintenance.  Landlord shall have the right, but not the obligation, to include the cost of Landlord Maintenance Items and the cost of the maintenance of Landscaped Areas in Operating Expenses, and Tenant shall then pay Tenant's Percentage Share of such costs as determined by Landlord.  Landlord shall have the right at any time, and from time to time, to elect upon written notice to Tenant to have Tenant perform some or all of the Landlord Maintenance Items and/or the maintenance of the Landscaped Areas, in which event Tenant shall employ contractors reasonably approved by Landlord to perform such work and shall pay for all such work at Tenant's sole cost and expense, all in accordance with the requirements of Section 12.1.

12.3Maintenance Contracts.  Landlord shall enter into regularly scheduled preventative maintenance/service contracts for some or all of the following: the HVAC units servicing the Premises (not including any Tenant HVAC Units), the sprinkler, fire alarm and fire detection systems servicing the Premises, backflow testing for the plumbing servicing the Premises and for the roof membrane of the Premises (the "Maintenance Contracts").  The Maintenance Contracts shall include maintenance services satisfactory to Landlord, in Landlord's sole discretion. Tenant shall reimburse Landlord for the cost of the Maintenance Contracts within ten (10) days after written demand by Landlord; provided, however, Landlord shall have the right to estimate the monthly cost of the Maintenance Contracts, and Tenant shall pay such amount to Landlord as additional rent each month at the same time Tenant pays Base Rent. Landlord shall have the right, but not the obligation, to include the cost of Maintenance Contracts in Operating Expenses, and Tenant shall then pay Tenant's Percentage Share of such costs as determined by Landlord.  Landlord shall have the right at any time, and from time to time, to elect upon written notice to Tenant to have Tenant purchase some or all of the Maintenance Contracts (other than the maintenance contract for the roof membrane), in which event Tenant shall purchase such contracts from persons designated or approved by Landlord and shall pay for such Maintenance Contracts at Tenant's sole cost and expense.

13.Alterations and Surrender.

13.1Consent of Landlord.  “Alterations” shall include, but are not limited to, improvements, additions, utility installations or repairs made by Tenant or its agents and contractors in, on or about the Premises or the Project.  Except for Permitted Alterations (as defined below), Tenant shall not make any Alterations to the Premises without the prior written approval of Landlord, which shall not be unreasonably withheld or delayed.  Provided Tenant gives Landlord not less than fifteen (15) days advance written notice of a Permitted Alteration (a “Permitted Alteration Notice”) and Tenant’s compliance with Landlord’s requirements relating to construction at the Project, Tenant shall have the right to make Permitted Alterations without Landlord’s consent.  A Permitted Alterations Notice shall include a detailed description of the Permitted Alteration, the approximate date the Permitted Alteration will commence and be completed and the approximate cost of the Permitted Alteration.  A “Permitted Alteration” shall mean an Alteration to the inside of the Premises (e.g., paint and carpet, communication systems, telephone and computer system wiring) that does not (i) involve the expenditure of more than [*], (ii) affect the exterior appearance of the Building or the roof, (iii) affect the Building’s electrical, plumbing, HVAC, life, fire safety or similar Building systems or the structural elements of the Building, (iv) affect the Common Areas or parking areas or (v) materially adversely affect any other tenant of the Project.  At the expiration of the term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant's expense if, at the time of Landlord's consent, Landlord  did not agree in writing that Tenant would not be obligated to remove the Alterations.  Within ten (10) days after Tenant provides to Landlord a written notice requesting Landlord’s decision concerning the removal of proposed Alterations (a “Tenant Notice”), Landlord shall respond to Tenant’s request.  If Landlord fails to respond to Tenant’s request within ten (10) days after Landlord receives a Tenant Notice, Tenant may give Landlord a second written notice (a “Second Notice”) again requesting Landlord’s decision concerning the removal of the Alterations.  The Second Notice shall expressly state that Landlord’s failure to respond to the Second Notice within five (5) business days will be deemed Landlord’s election pursuant to this Section 13.1 of the Lease not to require Tenant to remove the Alterations at the end of the term of this Lease.  If Landlord fails to respond to Tenant’s Second Notice within such five (5) business day period, Landlord shall be deemed to have elected not to require Tenant to remove the Alterations at the end of the term of this Lease.  If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation, and such compliance requires Landlord to make any improvement or Alteration to any portion of the Project, as a condition to Landlord's consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.  Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such architect and contractor as has been reasonably approved by Landlord, and Landlord may require Tenant to provide to Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic's and materialmen's liens and to insure completion of the work.  In addition, Tenant shall pay to Landlord a fee equal to the lesser of (i) the actual amount Landlord pays to its property manager to supervise such Alterations or (ii) [*] to compensate Landlord for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations (the “Landlord Fee”).  If Landlord incurs architectural, engineering or other consultant’s fees in evaluating such Alterations, Tenant shall reimburse Landlord for these fees in addition to the Landlord Fee.  If Tenant proposes Alterations to Landlord but subsequently elects not to construct the Alterations, and Landlord has incurred costs in reviewing Tenant’s proposed Alterations (e.g., architect’s, engineer’s or property management fees), Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord within ten (10) days after written demand.  Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations.  In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, "builders all risk" insurance in an amount reasonably approved by Landlord, workers compensation insurance and any other insurance reasonably requested by Landlord.

13.2Permits.  Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit, if a building permit is required.  If Landlord consents to an Alteration and the Alteration requires a building permit, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner.  Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

13.3Mechanics Liens.  Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or the Project, or any interest therein.  If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one and one-half times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim.  Such bond shall be sufficient in form and amount to free the Project from the effect of such lien.  In addition, Landlord may require Tenant to pay Landlord's reasonable attorneys' fees and costs incurred as a result of any such lien.

13.4Notice.  Tenant shall give Landlord not less than ten (10) days' advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Project.

13.5Surrender. Subject to Landlord's right to require removal or to elect ownership as hereinafter provided, all Alterations made by Tenant to the Premises shall be the property of Tenant, but shall be considered to be a part of the Premises.  Unless Landlord gives Tenant written notice of its election not to become the owner of the Alterations at the end of the term of this Lease, such Alterations shall become the property of Landlord at the end of the term of this Lease.  Unless otherwise agreed by Landlord pursuant to Section 13.1 at the time the approval of an Alteration is requested by Tenant, Landlord may require that some or all Alterations be removed prior to the end of the term of this Lease and that any damages caused by such removal be repaired at Tenant's sole expense.  On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, skylights, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems and nonstructural elements of the exterior walls and foundation (collectively the "Elements of the Premises")) to Landlord in the same condition it was in on the Original Premises Commencement Date and the Expansion Premises Commencement Date, as applicable, ordinary wear and tear, casualty damage and damages caused by acts of God excepted, clean and free of debris and Tenant's personal property, trade fixtures and equipment.  Tenant's personal property shall include all computer wiring and cabling installed by Tenant.  Provided, however, if Landlord has not elected to have Tenant remove the Alterations, Tenant shall leave the Alterations at the Premises in good condition and repair, ordinary wear and tear excepted.  Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant's trade fixtures, furnishings and equipment. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain at the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices.  If the Premises are not surrendered at the expiration of the term or earlier termination of this Lease in accordance with the provisions of this section, at Landlord's option, Tenant shall continue to be responsible for the payment of Base Rent and all other amounts due under this Lease until the Premises are so surrendered in accordance with said provisions.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Tenant in so surrendering the Premises including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys' fees and costs.

13.6Failure of Tenant to Remove Property.  If this Lease is terminated due to the expiration of its term or otherwise, and Tenant fails to remove its property, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant.

13.7Electric Vehicle Charging Stations Installed by Tenant.  Under certain circumstances Section 1952.7 of the California Civil Code (“Section 1952.7”) may permit Tenant to install electric vehicle charging stations (“Tenant Charging Stations”) in the Project’s parking area.  In the event Section 1952.7 does permit Tenant to install Tenant Charging Stations and Tenant elects to install Tenant Charging Stations, the Section of the Rules and Regulations attached hereto that is entitled “Electric Vehicle Charging Stations” shall apply to the Tenant Charging Stations.

13.8Cabling.  Landlord shall have the right to require Tenant to (i) remove any telecommunications or other cabling installed by Tenant in the Premises as part of the original tenant improvements (whether constructed by Landlord or Tenant) or at later times during the term of the Lease (collectively, “Cabling”) or (ii) leave all or part of the Cabling.    If Landlord requires Tenant to remove some or all of the Cabling and Tenant fails to do so prior to the last day of the term or any sooner termination, Landlord may, but shall not be obligated to, remove such Cabling and, in this event, Tenant shall reimburse Landlord for all costs Landlord incurs in removing the such cable within ten (10) days after written demand.

14.Damage and Destruction.

14.1Effect of Damage or Destruction.  If all or part of the Project is damaged by fire, earthquake, flood, explosion, the elements, riot, the release or existence of Hazardous Materials (as defined below) or by any other cause whatsoever (hereinafter collectively referred to as "Casualty Damages"), but the Casualty Damages are not material (as defined in Section 14.2 below), Landlord shall repair the Casualty Damages to the Project as soon as is reasonably possible, and this Lease shall remain in full force and effect.  If all or part of the Project is destroyed or materially damaged (as defined in Section 14.2 below), Landlord shall have the right, in its sole and complete discretion, to repair or to rebuild the Project or to terminate this Lease.  Landlord shall within [*] after the discovery of such material damage or destruction notify Tenant in writing of Landlord's intention to repair or to rebuild or to terminate this Lease.  Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord's election to terminate this Lease.  Notwithstanding the foregoing, if Landlord shall elect to rebuild or repair the Project after material damage or destruction, but in good faith determines that the Premises cannot be substantially repaired within [*] after the date of the discovery of the material damage or destruction, without payment of overtime or other premiums, and the damage to the Project will render the entire Premises unusable during said [*] period, Landlord shall notify Tenant thereof in writing at the time of Landlord's election to rebuild or repair, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, upon thirty (30) days' advance written notice to Landlord.  Tenant's termination right described in the preceding sentence shall not apply if the damage was caused by the intentional acts of Tenant or its employees, agents, contractors or invitees.  Failure of Tenant to exercise said election within said fifteen (15) day period shall constitute Tenant's agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion subject to delays caused by Force Majeure Events.  If Landlord is unable to repair the damage to the Premises or the Project during such [*] period due to Force Majeure Events, the [*] period shall be extended by the period of delay caused by the Force Majeure Events; provided, however, in no event shall the [*] period be extended by more than thirty (30) days due to a Force Majeure Event.  A "Force Majeure Event" shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, or any other cause beyond the reasonable control of Landlord.  Subject to Section 14.3 below, if Landlord or Tenant terminates this Lease in accordance with this Section 14.1, Tenant shall continue to pay all Base Rent, Operating Expenses and other amounts due hereunder which arise prior to the date of termination.  Tenant shall also have the right to terminate this Lease if damage occurs to the Premises during the last twelve (12) months of the Lease term, such damage renders a substantial portion of the Premises unusable, and such damage cannot be substantially repaired within fifteen (15) days.  Tenant’s termination right described in the previous sentence shall be exercised by providing Landlord with written notice within fifteen (15) days after Landlord notifies Tenant that the damage has occurred and cannot be repaired within fifteen (15) days of the occurrence of the damage.

14.2Definition of Material Damage.  Damage to the Project shall be deemed material if, in Landlord's reasonable judgment, the uninsured cost of repairing the damage will exceed [*].  If insurance proceeds are available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Project, the damage shall be deemed material if the cost of repairing the damage exceeds [*].  Damage to the Project shall also be deemed material if (a) the Project cannot be rebuilt or repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Project requires that insurance proceeds available to repair the damage in excess of [*]be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last [*] months of the Lease term.

14.3Abatement of Rent.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of damage to the Premises, and the damage was not caused by intentional acts of Tenant or its employees, agents, contractors or invitees, then Tenant's Base Rent and Tenant's Share of Operating Expenses shall be abated or reduced, as the case may be, for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.

14.4Tenant's Acts.  If such damage or destruction occurs as a result of the intentional acts of Tenant or Tenant's employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord are not sufficient to pay for the repair of all of the damage, Tenant shall pay, at Tenant's sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

14.5Tenant's Property.  Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter collectively "Tenant's property") located at the Project.  Tenant shall repair or replace all of Tenant's property at Tenant's sole cost and expense.  Tenant acknowledges that it is Tenant's sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant's property.

14.6Waiver.  Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

15.Condemnation. If any portion of the Premises or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if [*]or more of the Premises is taken by such condemnation and said taking lasts for [*]or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession.  If a taking lasts for less than [*], Tenant's rent shall be abated during said period but Tenant shall not have the right to terminate this Lease.  If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that all Base Rent and Tenant’s Percentage Share of Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises.  Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of Base Rent shall occur with respect thereto or by reason thereof.  Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project.  Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant's removable personal property, removable Alterations made to the Premises and paid for by Tenant and for moving expenses.  In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Project, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Project caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority.  This section, not general principles of law or California Code of Civil Procedure Sections 1230.010 et seq., shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Project.

16.Assignment and Subletting.

16.1Landlord's Consent Required.  Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises (hereinafter collectively a "Transfer"), without Landlord's prior written consent, which shall not be unreasonably withheld.  Landlord shall respond to Tenant's written request for consent hereunder within thirty (30) days after Landlord's receipt of the written request from Tenant.  Any attempted Transfer without such consent shall be void and shall constitute a default and breach of this Lease.  Tenant's written request for Landlord's consent shall include, and Landlord's thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles for the lesser of (i) the past three (3) years or (ii) the time period the assignee or subtenant has been in existence, (b) federal tax returns for the proposed assignee or subtenant for the lesser of (i) the past two (2) years or (ii) the time period the assignee or subtenant has been in existence, (c) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (d) the proposed effective date of the assignment or sublease, (e) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, (f) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, (g) a detailed description of any Alterations the proposed assignee or subtenant desires to make to the Premises, and (h) a Hazardous Materials Disclosure Certificate substantially in the form of Exhibit D attached hereto (the "Transferee HazMat Certificate").  If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant's written request shall not be considered complete until the information described in (a) and (b) of the previous sentence has been provided with respect to each proposed guarantor. "Transfer" shall also include the transfer (a) if Tenant is a corporation, and Tenant's stock is not publicly traded over a recognized securities exchange, of more than twenty five percent (25%) of the voting stock of such corporation during the term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation, or (b) if Tenant is a partnership, limited liability company, limited liability partnership or other entity, of more than twenty five percent (25%) of the profit and loss participation in such partnership or entity  during the term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership, limited liability company, limited liability partnership or other entity.  If Tenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Tenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole discretion.  Tenant's sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease.  If Landlord shall exercise any option to recapture the Premises, or shall deny a request for consent to a proposed assignment or sublease, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by the proposed assignee or subtenant, or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

16.2Standard For Approval.  Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 16.  Tenant acknowledges and agrees that each requirement, term and condition in this Section 16 is a reasonable requirement, term or condition.  It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 16 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party;  (b) in Landlord's reasonable judgment, a proposed assignee or subtenant has a materially smaller net worth than Tenant had on the date this Lease was entered into with Tenant or is materially less able financially to pay the rents due under this Lease as and when they are due and payable (provided, however, that so long as Tenant will remain in existence and primarily liable under this Lease from and after a proposed Transfer, then Landlord shall take into account both Tenant’s and the proposed transferee’s creditworthiness); (c) a proposed assignee's or subtenant's business will impose a burden on the Project's parking facilities, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord's reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary;  (f) the use of the Premises by the proposed assignee or subtenant is not permitted by this Lease;  (g) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty;  (h) Tenant is in default as defined in Section 17 at the time of the request continuing beyond any notice and cure period; (i) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord's lender; (j) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (k)  the assignee or subtenant is involved in a business which is materially different than the then-current standards of the Project; (l) the proposed assignee or subtenant is an existing tenant of the Project and Landlord has space within the Project that may meet the prospective tenant’s requirements or is a person or entity then negotiating with Landlord for the lease of space in the Project and Landlord has space within the Project that may meet the prospective tenant’s requirements, (m) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency; (n) the assignee or subtenant will use, store or handle Hazardous Materials in or about the Premises of a type, nature, quantity not acceptable to Landlord, in Landlord's sole discretion; or (o) the assignee or subtenant is a person or entity to whom Landlord has agreed not to lease space in the Project pursuant to a lease with another tenant.

16.3Additional Terms and Conditions.  The following terms and conditions shall be applicable to any Transfer:

(a)Regardless of Landlord's consent, no Transfer shall release Tenant from Tenant's obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

(b)Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

(c)Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord's right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 16.

(d)The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant.  However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

(e)In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord's remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(f)Landlord's written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then-existing default.

(g)The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord's election, render Landlord's consent null and void.

(h)Landlord shall not be liable under this Lease or under any sublease to any subtenant.

(i)No assignment or sublease may be modified or amended without Landlord's prior written consent.

(j)Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

(k)At Landlord's request, Tenant shall deliver to Landlord, Landlord's standard consent to assignment or consent to sublease agreement, as applicable, executed by Tenant, the assignee or the subtenant, as applicable.

16.4Additional Terms and Conditions Applicable to Subletting.  The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant's interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant's obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease.  Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant under such sublease, including, but not limited to, Tenant's obligation to return any security deposit.  Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant's obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease.  Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary.

(b)In the event Tenant shall default in the performance of its obligations under this Lease and such default continues beyond any notice and cure period, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

16.5Transfer Premium from Assignment or Subletting.  Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent one-half of all amounts received by Tenant from the subtenant or assignee in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”).  The Transfer Premium shall be reduced by the reasonable brokerage commissions, tenant improvement costs and legal fees actually paid by Tenant in order to assign the Lease or to sublet all or a portion of the Premises.  "Transfer Premium" shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease, but excluding market value of the sale of any furniture, fixtures or equipment.  If less than all of the Premises is subleased, for purposes of calculating the Transfer Premium, the Base Rent and the additional rent due under this Lease shall be allocated to the subleased premises on a per-rentable-square-foot basis (e.g., if one-half of the Premises is subleased, for purposes of determining the amount of the Transfer Premium, one-half of the Base Rent and additional rent due under this Lease would be allocated to the subleased premises, and this amount would be subtracted from the base rent, additional rent and other monies payable to Tenant under the sublease).  "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair-market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer.  Landlord and Tenant agree that the foregoing Transfer Premium is reasonable.

16.6Landlord's Option to Recapture Space.  For purposes of this Section, a “Recapture Event” shall mean any one of the following: (a) Tenant desires to assign this Lease to a person or entity other than an Affiliate (as defined below), or (b) Tenant desires to sublease substantially all of the Premises located in the 3101 Building for substantially all of the remaining term of this Lease.  “Recapture Space” shall mean the portion of the Premises that is the subject of a Recapture Event.  For example, if Tenant desires to sublease substantially all of the first and second floor of the 3101 Building for substantially all of the remaining term of this Lease, the Recapture Space would be first and the second floor of the 3101 Building. In the event of a Recapture Event, notwithstanding anything to the contrary contained in this Section 16, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any request by Tenant to engage in a Recapture Event, to terminate this Lease with respect to the Recapture Space as of the date thirty (30) days after Landlord's election.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent, Tenant’s Percentage Share of Operating Expenses and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same.  If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord.  Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant.  Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting.  Tenant acknowledges that the purpose of this section is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or subtenant, to give Landlord the ability to meet additional space requirements of other tenants of the Project and to permit Landlord to control the leasing of space in the Project.  Tenant acknowledges and agrees that the requirements of this section are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

16.7Landlord's Expenses.  In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay (a) [*] to Landlord to compensate Landlord for its internal administrative costs in processing the request plus (b) Landlord's reasonable out-of-pocket costs and expenses incurred in connection therewith, including, but not limited to, attorneys', architects', accountants', engineers' or other consultants' fees; provided, however, Landlord shall not be entitled to recover more than [*] with respect to any one Transfer.

16.8Assignment and Subleasing – Affiliated Entity.  Notwithstanding anything to the contrary contained in this Section 16, an assignment of the Lease or sublease of all or any portion of the Premises to any entity which controls or is controlled by Tenant or which acquires all or substantially all of the assets of Tenant or which is the surviving entity resulting from a merger or consolidation of Tenant (in each such case, an "Affiliate"), shall not require Landlord's consent under Section 16.1, provided that at least thirty (30) days prior to such assignment or sublease (i) Tenant provides Landlord with reasonable evidence that the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill and other intangible assets) that is sufficient to meet the obligations of Tenant under the Lease, and that is at least equal to the tangible net worth of Tenant (A) immediately prior to such merger, consolidation or sale or (B) on the Commencement Date, whichever is greater; (ii) Tenant notifies Landlord in writing of any such assignment or sublease and provides Landlord with evidence that such assignment or sublease is a Transfer permitted by this section; (iii) prior to the date an assignment or sublease will take effect, the assignee or sublessee and Tenant shall enter into Landlord's standard consent to sublease agreement or consent to assignment agreement (the "Transfer Agreements"), (iv) any guarantors of Tenant’s obligations under the Lease execute an agreement satisfactory to Landlord reaffirming that their obligations under the guaranty will continue after the assignment of the Lease to an Affiliate and (v) subject to the limitation set forth in Section 16.7 of the Lease, Tenant shall pay the reasonable costs and expenses (including legal fees) incurred by Landlord in confirming that the assignment or sublease meets the requirements of this section and in preparing any Transfer Agreement.  Whether or not an assignment or sublease to an Affiliate is made pursuant to the terms of this section, Tenant shall not be relieved of its obligations under this Lease.  Sections 16.5 and 16.6 of the Lease shall not apply to assignments or subleases to Affiliates.

17.Default; Remedies.

17.1Default by Tenant.  Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a default by Tenant under this Lease and that said default shall give Landlord the rights described in Section 17.2.  Landlord or Landlord's authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.

(a)Tenant's failure to make any payment of Base Rent, Tenant's Percentage Share of Operating Expenses or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant.  In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this Section 17.1(a).

(b)The abandonment of the Premises by Tenant (as statutorily defined under California law) coupled with the nonpayment of rent, in which event Landlord shall not be obligated to give any notice of default to Tenant.

(c)The failure of Tenant to comply with any of its obligations under Sections 25, 26 and 28 where Tenant fails to comply with its obligations or fails to cure any earlier breach of such obligation within ten (10) days following written notice from Landlord to Tenant.  In the event Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 17.1(c).

(d)The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 17.1(a), (b) and (c), above), where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's nonperformance is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.  In the event that Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 17.1(d).

(e)(i) The making by Tenant or any guarantor of Tenant's obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a "debtor" as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days);  (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within sixty (60) days; or (v) the insolvency of Tenant.  In the event that any provision of this Section 17.1(e) is unenforceable under applicable law, such provision shall be of no force or effect.

(f)The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant's obligations hereunder, was materially false at the time given.  Tenant acknowledges that Landlord has entered into this Lease in material reliance on such information.

(g)If Tenant is a corporation, partnership, limited liability company or similar entity, the dissolution or liquidation of Tenant.

(h)If Tenant's obligations under this Lease are guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor's liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor's becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor's refusal to honor the guaranty, (v) a guarantor's breach of its guaranty obligation on an anticipatory breach basis or (vi) if the guarantor is a corporation, limited liability company or partnership, the dissolution of the guarantor or the termination of the guarantor’s existence.

17.2Remedies.

(a)In the event of any default or breach of this Lease by Tenant as described in Section 17.1 (including any notice and cure period), Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

(i)terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  If Landlord terminates this Lease, Landlord may recover from Tenant (A) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (D) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord.  The "worth at time of award" of the amounts referred to in Section 17.2(a)(i)(A) and (B) shall be computed by allowing interest at the lesser of [*] per annum or the maximum interest rate permitted by applicable law.  The worth at the time of award of the amount referred to in Section 17.2(a)(i)(C) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus [*].  For purposes of this Section 17.2(a)(i), "rent" shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

(ii)maintain Tenant's right of possession, in which event Landlord shall have the remedy described in California Civil Code Section 1951.4 which permits Landlord to continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due.  In the event Landlord elects to continue this Lease in effect, Tenant shall have the right to sublet the Premises or assign Tenant's interest in the Lease subject to the reasonable requirements contained in Section 16 of this Lease and provided further that Landlord shall not require compliance with any standard or condition contained in Section 16 that has become unreasonable at the time Tenant seeks to sublet or assign the Premises pursuant to this Section 17.2(a)(ii).

(iii)collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant's obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(iv)pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(b)No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.  The expiration or termination of this Lease and/or the termination of Tenant's right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term of the Lease or by reason of Tenant's occupancy of the Premises.

(c)If Tenant abandons the Premises, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord's election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease.  No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease.  The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

17.3Default by Landlord.  Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within [*] after written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than [*] are required for its cure, then Landlord shall not be in default if Landlord commences performance within such [*] period and thereafter diligently pursues the same to completion.  In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default, and Tenant's remedies shall be limited to damages and/or an injunction.  Tenant hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Landlord default.  This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and the time for Landlord's performance shall be extended for the period of any such delay. Any claim, demand, right or defense by Tenant that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless Tenant commences an action thereon, or interposes a defense by reason thereof, within twelve (12) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

17.4Late Charges.  Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant's Percentage Share of Operating Expenses or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project.  Accordingly, if any installment of Base Rent, Tenant's Percentage Share of Operating Expenses or any other sum due from Tenant shall not be received by Landlord when such amount shall be due, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to [*].  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, including the assessment of interest under Section 17.5.  Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to notice [*].

17.5Interest on Past-Due Obligations.  Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at [*] or the maximum rate permitted by applicable law.  Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

17.6Payment of Rent and Security Deposit after Default. If Tenant fails to pay Base Rent, Tenant's Percentage Share of Operating Expenses, parking charges or any other monetary obligation due hereunder on the date it is due, after Tenant's third failure to pay any monetary obligation on the date it is due, at Landlord's option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier's check, and Tenant shall, upon demand, provide Landlord with an additional security deposit equal to three (3) multiplied by the monthly Base Rent due on the date of Landlord’s demand.  If Landlord has required Tenant to make said payments by cashier's check or to provide an additional security deposit, Tenant's failure to make a payment by cashier's check or to provide the additional security deposit shall be a default hereunder.

18.Landlord's Right to Cure Default; Payments by Tenant.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of rent.  If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obligated to, after three (3) days' prior written notice to Tenant, make any such payment or perform any such act on Tenant's behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.  Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefore, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this section.

19.Indemnity.  Except to the extent of Damages resulting from the negligence or willful misconduct of Landlord, Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, property managers, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the "Indemnified Parties” or “Landlord Parties") from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, reasonable attorney’s fees, court costs and other legal expenses, , insurance policy deductibles and other expenses (hereinafter collectively referred to as "Damages") arising out of or related to an Indemnified Matter (as defined below).  For purposes of this section, an "Indemnified Matter" shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (a) Tenant's or its employees', agents', contractors', invitees', or subtenants’ (all of said persons or entities are hereinafter collectively referred to as "Tenant Parties") use or occupancy of the Premises or the Project, (b) any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, (c) the conduct of Tenant’s business, or (d) Tenant's failure to perform any of its obligations under the Lease.  Tenant's obligations hereunder shall include, but shall not be limited to (f) compensating the Indemnified Parties for Damages arising out of Indemnified Matters and (g) providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant's sole expense, within thirty (30) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded.    The Indemnified Parties need not first pay any Damages to be indemnified hereunder.    Tenant's obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.  Notwithstanding anything to the contrary contained in this section, Tenant shall not be obligated to indemnify an Indemnified Party from liability to the extent such liability arises out of the Indemnified Party's negligence, willful misconduct or violation of this Lease.

20.Exemption of Landlord from Liability. Tenant hereby agrees that Landlord Parties shall not be liable for injury to Tenant's business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant's employees, agents, contractors or invitees, or any other person in or about the Project, nor shall Landlord Parties be liable for injury to the person of Tenant,

Tenant's employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Project, negligent security measures, bombings or bomb scares, acts of terrorism, Hazardous Materials, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, and regardless of whether the cause of the damage or injury arises out of the active negligence, passive negligence or intentional acts of Landlord Parties.  Landlord Parties shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Project, nor from the failure of Landlord Parties to enforce the provisions of the lease of any other tenant of the Project.  Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant's property or business or injury to persons, in, upon or about the Project arising from any cause, including the active or passive negligence of Landlord Parties, and Tenant hereby waives all claims in respect thereof against Landlord Parties.  Except to the extent covered by Tenant’s insurance and waiver of subrogation provided in the Lease, the limitations on Landlord’s liability contained in this Section 20 shall not apply to injury or damage which results from the negligence or willful misconduct of Landlord, its agents, employees, contractors, subcontractors or assigns; provided, however, in no event shall Landlord be liable to Tenant for consequential damages (including, but not limited to, lost profits).

21.Landlord's Liability.  Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee.  Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease; and Tenant hereby agrees to look solely to Landlord's transferee for the performance of Landlord's obligations hereunder after the date of the transfer.  Upon such a transfer, Landlord shall, at its option, return Tenant's security deposit to Tenant or transfer Tenant's security deposit to Landlord's transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit.  Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord's equity interest in the Project for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord's failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents.  No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord.  No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord's obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder.  The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord, if any, and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

22.Signs.  Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion.  Upon vacation of the Premises, Tenant shall remove all signs and repair, paint and/or replace the building facia surface to which its signs are attached.  Tenant shall obtain all applicable governmental permits and approvals for signs and exterior treatments.  All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord's approval and conform in all respects to Landlord's requirements.

23.Parking.  During the term and subject to the rules and regulations attached hereto as Exhibit "C,” as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.13 in the Common Area parking lot of the Project.  Tenant's parking rights are in common with the parking rights of any other tenants of the Project, and all of Tenant's parking spaces are unreserved parking spaces.  Landlord reserves the right at any time to designate areas in the Common Areas where Tenant may or may not park.  If Tenant commits or allows in the parking lot any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.  Tenant's parking rights are the personal rights of Tenant, and Tenant shall not transfer, assign or otherwise convey its parking rights separate and apart from this Lease.  All parking spaces may only be used for parking vehicles no larger than full-size passenger automobiles or pick-up trucks.  Landlord, in addition to its other remedies, shall have the right to remove or tow away any other vehicles.  Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.  Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.

24.Broker's Fee. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.14, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.  The commission payable to Landlord's broker with respect to this Lease shall be pursuant to the terms of the separate commission agreement in effect between Landlord and Landlord's broker. Landlord's broker shall pay a portion of its commission to Tenant's broker, if so provided in any agreement between Landlord's broker and Tenant's broker.  Nothing in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's broker.

25.Estoppel Certificate.

25.1Delivery of Certificate.  Tenant shall from time to time, upon not less than ten (10) business days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant's knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations, and (e) that Tenant has taken possession of the Premises.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

25.2Failure to Deliver Certificate.  At Landlord's option, the failure of Tenant to deliver such statement within such time shall constitute a default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord's performance, (c) not more than one month's Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations, and (e) Tenant has taken possession of the Premises.

26.Financial Information.  So long as Tenant’s stock is publicly traded over a recognized securities exchange Tenant shall have no obligation to provide Landlord with financial information pursuant to this section.  Once Tenant’s stock is no longer publicly traded over a recognized securities exchange or if Tenant assigns this Lease to a person or entity whose stock is not publicly traded on a recognized public securities exchange, this section shall apply to Tenant and/or the assignee.  From time to time, at Landlord's request, but not more often than once in any calendar year, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than ten (10) business days' advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant's financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor'(s) financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request.  Notwithstanding the forgoing limitation, Landlord shall have the right at any time to receive the forgoing information if Landlord requests the information in connection with the financing or sale of the Project.  All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Tenant hereby authorizes Landlord, from time to time, without notice to Tenant, to obtain a credit report or credit history on Tenant from any credit reporting company.  To the extent Tenant has kept the financial information it provides to Landlord confidential, Landlord shall endeavor to maintain the confidentiality of the information (Landlord shall have the right to provide such information to its employees, property managers, accountants, attorneys, brokers, partners, lenders and prospective purchasers).  If Landlord breaches its obligations under this section, Tenant’s sole and exclusive remedy for such breach shall be to obtain an injunction preventing the dissemination of the financial information by Landlord.  Landlord acknowledges and agrees that due to the unique nature of the financial information, any breach of this section by Landlord would cause irreparable harm to Tenant for which damages are not an adequate remedy and that Tenant shall therefore be entitled to injunctive relief.  In no event shall Landlord be liable to Tenant for damages for Landlord’s breach of its obligations under this section.

27.Environmental Matters/Hazardous Materials.

27.1Hazardous Materials Disclosure Certificate.  Prior to executing this Lease, Tenant has delivered to Landlord Tenant's executed initial Hazardous Materials Disclosure Certificate (the "Initial HazMat Certificate"), a copy of which is attached hereto as Exhibit D.  Tenant covenants, represents and warrants to Landlord that the information in the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant.  Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, deliver to Landlord, upon request, an executed Hazardous Materials Disclosure Certificate (the "HazMat Certificate") describing Tenant's then-present use of Hazardous Materials on the Premises, and any other reasonably necessary documents and information as requested by Landlord.  The HazMat Certificates required hereunder shall be in substantially the form attached hereto as Exhibit D.

27.2Definition of Hazardous Materials.  As used in this Lease, the term “Hazardous Materials” shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws (defined below); (b) petroleum, petroleum by-products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law; (h) any materials which cause or threatens to cause a nuisance upon or waste to any portion of the Project or any surrounding property; or poses or threatens to pose a hazard to the health and safety of persons on the Premises, any other portion of the Project or any surrounding property or (i) types of waste described in Section 117690 of California's Health and Safety Code as medical waste and any similar type of waste.  For purposes of this Lease, the term "Hazardous Materials" shall not include nominal amounts of ordinary household cleaners, office supplies and janitorial supplies which are not actionable under any Environmental Laws.

27.3Prohibition; Environmental Laws.  Except for normal cleaning supplies and the materials set forth in the Initial HazMat Certificate, Tenant shall not be entitled to use or store any Hazardous Materials on, in, or about any portion of the Premises and the Project without, in each instance, obtaining Landlord's prior written consent thereto.  If Landlord, in its sole discretion, consents to any such usage or storage, then Tenant shall be permitted to use and/or store only those Hazardous Materials that are necessary for Tenant's business and to the extent disclosed in the HazMat Certificate and as expressly approved by Landlord in writing.  Any such usage and storage may only be to the extent of the quantities of Hazardous Materials as specified in the then-applicable HazMat Certificate as expressly approved by Landlord.  In all events such usage and storage must at all times be in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts' decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises (collectively, the "Environmental Laws") and in compliance with the recommendations of Landlord's consultants.  Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole discretion.  Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord's sole discretion.  Landlord shall have the right, in Landlord's sole discretion, at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 27 or to determine if Hazardous Materials are present in, on or about the Project, (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas, and (iv) to require Tenant to complete a survey of its use, storage and handling of Hazardous Materials in the Premises, using a form and following procedures reasonably designated by Landlord (the "Survey").  Tenant shall reimburse Landlord for the cost of all such inspections, tests and investigations, and all costs associated with any Survey if Tenant is responsible for any contamination revealed by such Survey.  If as a result of an inspection, test or Survey Landlord determines, in Landlord's reasonable discretion, that Tenant should implement or perform safety, security or compliance measures, Tenant shall within thirty (30) days after written request by Landlord perform such measures, at Tenant's sole cost and expense.  The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord's part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant Parties with respect to Hazardous Materials, including without limitation, Tenant's operation, use and any remediation relating thereto, or (b) liability on the part of Landlord and its representatives for Tenant's use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

27.4Tenant's Environmental Obligations.  Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises; provided that Tenant has actual, implied or constructive knowledge of such event(s).  Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Tenant or Tenant Parties such that the affected portions of the Project and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials.  Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord's prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on any portion of the Project.  Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord's prior written consent.  Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof.  If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same, and Tenant shall promptly reimburse Landlord, upon written demand, for all costs and expenses to Landlord of performing investigation, cleanup, removal, restoration, closure and remediation work.  All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and other portions of the Project after the satisfactory completion of such work.

27.5Environmental Indemnity.  In addition to Tenant's other indemnity obligations under this Lease, Tenant agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and the other Landlord Parties harmless from and against any and all loss, cost, damage, liability or expense (including, without limitation, diminution in value of any portion of the Premises or the Project, damages for the loss of or restriction on the use of rentable or usable space, and from any adverse impact of Landlord's marketing of any space within the Project) arising at any time during or after the term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Project as a result (directly or indirectly) of the intentional or negligent acts or omissions of Tenant or Tenant Parties.  Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Project nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from its obligations of indemnification pursuant hereto.

Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 27.5 due to Landlord's status as either an "owner" or "operator" under any Environmental Laws.

27.6Survival.  Tenant's obligations and liabilities pursuant to the provisions of this Section 27 shall survive the expiration or earlier termination of this Lease.  If it is determined by Landlord that the condition of all or any portion of the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, including without limitation, all Environmental Laws at the expiration or earlier termination of this Lease, then Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed prior to the appearance of such Hazardous Materials except for reasonable wear and tear, including without limitation, the conduct or performance of any closures as required by any Environmental Laws.  The burden of proof hereunder shall be upon Tenant.  For purposes hereof, the term "reasonable wear and tear" shall not include any deterioration in the condition or diminution of the value of any portion of the Project in any manner whatsoever related to, directly or indirectly, Hazardous Materials.  Any such holdover by Tenant will be with Landlord's consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Section 33 of this Lease.

27.7No Liability for Acts of Others.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall only be liable pursuant to this Section 27 for the acts of Tenant and Tenant Parties, and Tenant shall not be liable for the acts of persons or entities other than Tenant and Tenant Parties nor shall Tenant be responsible or liable for contamination that existed at the Premises on the Commencement Date or for contamination emanating from neighboring land.

28.Subordination.

28.1Effect of Subordination.  This Lease, and any Option (as defined below) granted hereby, upon Landlord's written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof.  Notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in material default of this Lease beyond any applicable notice and cure period, and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.  At the request of any mortgagee, trustee or ground lessor, Tenant shall attorn to such person or entity.  If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.  In the event of the foreclosure of a security device, the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, except that the new owner shall cure any default of Landlord that is continuing as of the date of the foreclosure within [*] from the date Tenant delivers written notice to the new owner of such continuing default, unless such default is of such a nature to reasonably require more than [*] to cure and then the new owner shall be permitted such additional time as is reasonably necessary to effect such cure, provided such new owner diligently and continuously proceeds to cure such default , (b) be liable for the breach of this Lease by any prior landlord, (c) be subject to any offsets or defenses which Tenant may have against the prior landlord or (d) be liable to Tenant for the return of any security deposit not actually received by such new owner or to the extent any portion of such security deposit has not already been forfeited by, or returned to, Tenant.

28.2Execution of Documents.  Tenant agrees to execute and acknowledge any documents Landlord reasonably requests that Tenant execute to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be.  Tenant's failure to execute such documents within ten (10) days after written demand shall constitute a default by Tenant hereunder.  Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead to execute such documents in accordance with this section.

28.3Subordination by Tenant.  As of the date set forth in Section 1.1 above, no mortgages or deeds of trust encumber Landlord's interest in the Project.  Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be obligated to subordinate its interest in the Lease to a future mortgage or deed of trust obtained by Landlord unless the lender provides Tenant with a commercially reasonable nondisturbance agreement.

29.Options.

29.1Definition.  As used in this Lease, the word "Option" has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease, (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or the right of first offer to lease other space within the Project, and (3) the right or option to terminate this Lease prior to its expiration date or to reduce the size of the Premises.  Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect.  For purposes of this section, an Option shall also include any Option contained in any subsequent amendment to this Lease.

29.2Options Personal.  Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any permitted transferee as defined in Section 16.  The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.  If at any time an Option is exercisable by Tenant, the Lease has been assigned or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option.

29.3Multiple Options.  In the event that Tenant has multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

29.4Effect of Default on Options.  Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to Section 17.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease continuing beyond any notice and cure period.  The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise an Option because of the provisions of this section.

29.5Limitations on Options.  Except as set forth in any rider or addendum to this Lease, any options, rights of first refusal or rights of first offer granted hereunder shall be subject and secondary to Landlord's right to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing and shall be subject and subordinated to any other options, rights of first refusal or rights of first offer previously given to any other person or entity.

29.6Guarantees.  Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, Tenant's right to exercise and the effectiveness of an Option is conditioned upon Landlord's receipt from any prior tenant that has not been expressly released from liability under this Lease, and any guarantor of any obligation of Tenant under this Lease, of a written agreement satisfactory to Landlord, in Landlord’s sole discretion, reaffirming such person's obligations under this Lease or the guaranty, as modified by Tenant's exercise of the Option.

29.7Notice of Exercise of Option.  Notwithstanding anything to the contrary contained in Section 43, Tenant shall give written notice exercising the Option using certified mail return receipt requested or some other method where the person delivering the package containing the notice obtains a signature of the person accepting the package containing the notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package).  It shall be the obligation of Tenant to prove that Landlord received the notice exercising the Option in a timely manner.

30.Landlord Reservations.  Landlord shall have the right: (a) to change the name and address of the Project or Building upon not less than one hundred eighty (180) days prior written notice; (b) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; (c) to place signs, notices or displays upon the roof, exterior of the Building or Common Areas of the Project and (d) to, at Tenant's expense, provide and install Building standard graphics on or near the door of the Premises and such portions of the Common Areas as Landlord shall determine, in Landlord's sole discretion.  Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Project provided that Landlord's use does not unreasonably interfere with Tenant's use of the Premises.

31.Changes to Project. Landlord shall have the right, in Landlord's sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Project (hereinafter referred to as "Changes") including, but not limited to, the interior and exterior of buildings, the Common Areas, HVAC, elevators, restrooms, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas; provided Landlord shall use commercially reasonable efforts to minimize disruption and interference with Tenant’s use and operations at the Premises.  In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building.  Tenant hereby agrees that such Changes and Landlord's actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord's actions in connection with such Changes, provided Landlord uses commercially reasonable efforts to minimize disruption to Tenant's business operations caused by Changes.

32.Intentionally omitted.

33.Holding Over.  If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the term hereof with Landlord's consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be [*]

payable immediately preceding the termination date of this Lease, and all Options, if any, shall be deemed terminated and be of no further effect.  If Tenant remains in possession of the Premises or any part thereof, after the expiration of the term hereof without Landlord's consent, Tenant shall, at Landlord's option, be treated as a tenant at sufferance or a trespasser, and the Base Rent shall be increased to [*] payable immediately preceding the termination date of this Lease.  Nothing contained herein shall be construed to constitute Landlord's consent to Tenant holding over at the expiration or earlier termination of the Lease term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease term.  Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including reasonable attorneys' fees) Landlord may incur as a result of Tenant's failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

34.Landlord's Access.

34.1Access.  Landlord and Landlord's agents, contractors and employees shall have the right to enter the Premises at reasonable times upon reasonable advance written or telephonic notice to Tenant (except in the case of any emergency, where no advance notice shall be required)  for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders or tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Project.  In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant's property resulting from such access.  Landlord may at any time place on or about the Building or the Project for sale or for lease signs.  Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations caused by Landlord’s access pursuant to this Section.

34.2Keys.  Landlord shall have the right to retain keys to the locks on the entry doors to the Premises.  At Landlord's option, Landlord may require Tenant to obtain all keys to exterior door locks at the Premises from Landlord's engineering staff or Landlord's locksmith and to only use Landlord's engineering staff or Landlord's locksmith to change locks at the Premises.  Tenant shall pay Landlord's or its locksmith's standard charge for all keys and other services obtained from Landlord's engineering staff or locksmith.

35.Security Measures.  Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services.  Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant's agents, employees, contractors and invitees from acts of third parties.  Nothing herein contained shall prevent Landlord, at Landlord's sole option, from implementing security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord's negligent provision of security measures.  Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Project.  In no event shall Tenant or its employees, agents or contractors bring firearms or other weapons to the Project or the Premises, and Tenant shall not have the right to employ armed security guards.

36.Easements.  Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant.  Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord's request, and Tenant's failure to do so shall constitute a default by Tenant.  The obstruction of Tenant's view, air or light by any structure erected in the vicinity of the Project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

37.Transportation Management.  Tenant shall fully comply at its sole expense with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution or traffic in and around the Project or the metropolitan area in which the Project is located.

38.Severability.  The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

39.Time of Essence.  Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

40.Definition of Additional Rent.  All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant's Percentage Share of Operating Expenses, Non-Business Hours HVAC Charges and late charges shall be deemed to be rent.

41.Incorporation of Prior Agreements.  This Lease and the attachments listed in Section 1.15 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein.  No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective.  Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord nor any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Project or concerning any other matter addressed by this Lease.

42.Amendments.  This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.  One or more emails signed by one or more parties shall never constitute a writing signed by the parties that is capable of amending or modifying the Lease.

43.Notices.  All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service regular mail, (c) by U.S. Postal Service certified mail, return receipt requested or (d) by U.S. Postal Service Express Mail, Federal Express or other overnight courier, and shall be deemed sufficiently given if served in a manner specified in this section.  Notices may not be given by email, and email notices shall not be binding on Landlord or Tenant for any purpose.  The addresses set forth in Section 1.16 of this Lease shall be the address of each party for notice purposes.  Landlord or Tenant may by written notice to the other specify a different address for notice purposes, except that upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for the purpose of mailing or delivering notices to Tenant.  A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant.  Any notice sent by regular mail or by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service.  Notices delivered by U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered by the carrier to the appropriate party's address for notice purposes.  If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day.  Nothing contained herein shall be construed to limit Landlord's right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this section have been met.

44.Waivers.  No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision.  Landlord's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant.  The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.  No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction.  Tenant hereby waives California Code of Civil Procedure Section 1179 and Civil Code section 3275 which allow tenants to obtain relief from the forfeiture of a lease, and Tenant hereby waives any claim it may have against Landlord based on Landlord’s failure to comply with Section 1938 of the California Civil Code.  Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ Tenant's right of occupancy of the Premises after any termination of this Lease.

45.Covenants.  This Lease shall be construed as though Landlord's covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary.  All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

46.Binding Effect; Choice of Law.  Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns.  This Lease shall be governed by the laws of the state in which the Project is located, and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

47.Attorneys' Fees.  If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys' fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment.  The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys' fees and court costs reasonably incurred in good faith.  Landlord shall be entitled to reasonable attorneys' fees and all other costs and expenses reasonably incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.  Landlord and Tenant agree that attorneys' fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

48.Auctions.  Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction or going-out-of-business sale upon the Premises or the Common Areas.

49.Merger.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord's and Tenant's estates and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

50.Quiet Possession. Subject to the other terms and conditions of this Lease, and the rights of any lender, and provided Tenant is not in material default hereunder beyond any applicable notice and cure periods, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

51.Authority.  If Tenant is a corporation, trust, limited liability company, limited liability partnership or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms.  If Tenant is a corporation, trust, limited liability company, limited liability partnership or other partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord. Landlord represents and warrants to Tenant that (a) each person executing this Lease on behalf of Landlord is duly and validly authorized to do so on behalf of the entity it purports to so bind and (b) that Landlord has the right and authority to enter into this Lease and perform all of its obligations hereunder.

52.Conflict.  Any conflict between the type written provisions of this Lease and handwritten provisions, if any, shall be controlled by the handwritten provisions; provided, however, handwritten provisions shall have no force or effect unless separately initialed by both Landlord and Tenant.

53.Multiple Parties.  If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant.  Service of a notice in accordance with Section 43 on one Tenant shall be deemed service of notice on all Tenants.

54.Interpretation.  This Lease shall be interpreted as if it was prepared by both parties, and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord.  The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease.  As used in this Lease, the words tenant and landlord include the plural as well as the singular.  Words used in the neuter gender include the masculine and feminine gender.

55.Prohibition Against Recording.  Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.  Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

56.Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

57.Rules and Regulations. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform.  Landlord shall have the right, from time to time, to modify, amend and enforce the Rules in a nondiscriminatory manner.  Landlord shall not be responsible to Tenant for the failure of other persons, including, but not limited to, other tenants, their agents, employees and invitees, to comply with the Rules.

58.Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

59.Patriot Act.  Tenant represents to Landlord that, (i) neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” or other governmental action, (ii) Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) and (iii) throughout the term of this Lease, Tenant shall comply with the Executive Order and with the Money Laundering Act.

60.Confidentiality.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord's relationship with other tenants of the Project.  Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord's reasonable discretion.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

61.Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

62.Execution.

62.1Counterparts.  This Lease and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document.

62.2Electronic Signatures.  Landlord shall have the right, in Landlord’s sole discretion, to insert the name of the person executing a Document on behalf of Landlord in Landlord’s signature block using an electronic signature (an “Electronic Signature”), and in this event the Document delivered to Tenant will not include an original ink signature and Landlord shall have no obligation to provide a copy of such Document to Tenant with Landlord’s original ink signature.  A Document delivered to Tenant by Landlord with an Electronic Signature shall be binding on Landlord as if the Document had been originally executed by Landlord with an ink signature. Without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, Tenant shall not have the right to insert the name of the person executing the Document on behalf of Tenant using an Electronic Signature and all Documents shall be originally executed by Tenant using an ink signature.

62.3Electronic Format.  A Document executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature.  At any time upon Landlord’s written request, Tenant shall provide Landlord with a printed copy of the Document with an original ink signature.

62.4Generally.  This Section describes the only ways in which Documents may be executed and delivered by the parties.  An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord.  Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures.  Landlord shall have no obligation to retain copies of Documents with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO.  THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.  TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION.  PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD'S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES.  THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED COPY OF THIS LEASE TO TENANT IN THE MANNER SET FORTH IN THIS LEASE.  THE DELIVERY OF A DRAFT OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN AGREEMENT BY LANDLORD TO NEGOTIATE IN GOOD FAITH, AND LANDLORD EXPRESSLY DISCLAIMS ANY LEGAL OBLIGATION TO NEGOTIATE IN GOOD FAITH.

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LANDLORD:

The Realty Associates Fund XI Portfolio, L.P.,

a Delaware limited partnership

By:       The Realty Associates Fund XI, L.P.,

a Delaware limited partnership, general partner

By:       Realty Associates Fund XI, LLC,

a Delaware limited liability company, general partner

                        By:       /s/ John Powell         Aug. 8, 2019

                                    Name: John Powell

                                    Title:

TENANT:

Ambarella Corporation,

a Delaware corporation

By:	/s/ Feng-Ming Wang

Feng-Mine Wang
(print name)

Its:         CEO

(print title)

EXHIBIT A

DEPICTION OF ORIGINAL PREMISES AND EXPANSION PREMISES

Exhibit A is intended only to show the general layout of the Original Premises and the Expansion Premises, and shall not be interpreted to increase or decrease the size of the Original Premises or the Expansion Premises beyond the number of rentable square feet set forth in Section 1.5.  Exhibit A is not to be scaled and any measurements or distances shown on Exhibit A are approximates only.

3101 Jay Street First Floor Original Premises

[*]

3101 Jay Street Second Floor Original Premises

[*]

3131 Jay Street Expansion Premises

[*]

EXHIBIT B

EXPANSION PREMISES VERIFICATION LETTER

The Realty Associates Fund XI Portfolio, L.P., a Delaware limited partnership ("Landlord") and Ambarella Corporation, a Delaware corporation ("Tenant”), have entered into a Standard Lease (the “Lease”).  Pursuant to the Lease, Tenant has agreed to lease from Landlord and Landlord has agreed to lease from Tenant approximately 11,722 rentable square feet of space in the building located at 3131 Jay Street, Santa Clara, California.  Tenant hereby acknowledges and agrees that the Expansion Premises Commencement Date (as defined in the Lease) is ____________, 2021.

TENANT:

Ambarella Corporation,

a Delaware corporation

By:	_____________________________

_____________________________
(print name)

Its:____________________________

(print title)

EXHIBIT C

RULES AND REGULATIONS

GENERAL RULES

[*]

EXHIBIT D

Form of HazMat Certificate

[*]

Exhibit F

Addendum to Standard Lease (the "Lease")

Between The Realty Associates Fund XI Portfolio, L.P. ("Landlord")

and Ambarella Corporation, a Delaware corporation ("Tenant")

It is hereby agreed by Landlord and Tenant that the provisions of this Addendum are a part of the Lease.  If there is a conflict between the terms and conditions of this Addendum and the terms and conditions of the Lease, the terms and conditions of this Addendum shall control.  Capitalized terms in this Addendum shall have the same meaning as capitalized terms in the Lease, and, if a Work Letter Agreement is attached to this Lease, as those terms have been defined in the Work Letter Agreement.

1.Termination of Existing Lease.  Tenant presently occupies the Original Premises pursuant to an existing lease (the "Existing Lease"). Prior to the Commencement Date, the Existing Lease shall remain in full force and effect, and Tenant shall perform all of its obligations under the Existing Lease. Landlord and Tenant agree that upon the Original Premises Commencement Date, the term of the Existing Lease will immediately end, and this Lease shall govern Landlord's and Tenant's rights with respect to the Original Premises. Tenant shall continue to be obligated to perform obligations under the Existing Lease that expressly survive its termination, including, but not limited to, indemnity obligations and obligations to pay operating expenses and real property taxes.  Tenant accepts the Original Premises in its “as is” condition.  At the sole option of Landlord, any default by Tenant under the Existing Lease continuing beyond any notice and cure period and continuing on the Original Premises Commencement Date shall be deemed to be a default under Section 17.1(c) of this Lease.

2.Abatement of Rent.

(a)Original Premises.  Landlord hereby agrees to conditionally waive the Base Rent due for the Original Premises for [*].  Except as provided in (b) below, no amounts due to Landlord under the Lease other than the Base Rent referred to above shall be conditionally waived.  In the event Tenant commits a material default as defined in the Lease and such default continues beyond any notice and cure period, Base Rent coming due thereafter shall not be waived, and all Base Rent that Landlord conditionally waived under this provision shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord.  If the Lease expires in accordance with its terms, and does not terminate as a result of a default by Tenant, Landlord agrees to permanently waive the Base Rent it has conditionally waived.

(b)Expansion Premises.  Landlord hereby agrees to conditionally waive the Base Rent and the Operating Expenses attributable to the Expansion Premises for [*] after the Expansion Premises Commencement Date (the “Expansion Premises Abatement Period”).  Tenant shall be obligated to pay all Base Rent and Operating Expenses attributable to the Original Premises during the Expansion Premises Abatement Period.  Except as provided herein and in (a) above, no amounts due to Landlord under the Lease other than the Base Rent and Operating Expenses referred to above shall be conditionally waived.  In the event Tenant commits a material default as defined in the Lease and such default continues beyond any notice and cure period, Base Rent and Operating Expenses coming due thereafter shall not be waived, and all Base Rent and Operating Expenses that Landlord conditionally waived under this provision shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord.  If the Lease expires in accordance with its terms, and does not terminate as a result of a default by Tenant, Landlord agrees to permanently waive the Base Rent and Operating Expenses it has conditionally waived.

3.Security Deposit.  Section 1.12 of the Lease provides that Tenant shall pay to Landlord a security deposit in the amount of $173,635.32 (the “Security Deposit”).  Tenant has previously provided to Landlord pursuant to the Existing Lease a security deposit in the amount of $90,634.74 (the “Existing Deposit”).  Landlord agrees to credit the Existing Deposit towards payment of the Security Deposit on the Commencement Date.  Consequently, when this Lease is executed, Tenant shall pay to Landlord an additional security deposit in the amount of $83,000.58.

4.Replacement of Certain HVAC Units.  Landlord shall replace the HVAC units described on Exhibit 1 attached hereto (the “Replacement HVAC Units”) at the times specified on Exhibit 1.  Landlord shall replace the Replacement HVAC Units at Landlord’s sole cost and expense.   Landlord shall replace the Replacement HVAC Units with new HVAC units of a similar capacity and of a model and type chosen by Landlord, in Landlord’s sole discretion.

5.Repair of Condensing Unit.  There is an existing HVAC condensing unit on the roof of the 3101 Building that is need of repair (the “3101 Condensing Unit”) and the 3101 Condensing Unit is identified on Exhibit 1.  Landlord shall use commercially reasonable efforts to complete the repair of the 3101 Condensing Unit on or before September 30, 2019, and Landlord shall cause the 3101 Condensing Unit to be repaired at Landlord’s sole cost and expense.

6.Landlord Repairs to Original Premises.  As soon as is reasonably possible after the mutual execution and delivery of this Lease, Landlord shall complete the following repairs at Landlord’s sole cost and expense:

(a)The floor drain in the men’s shower on the second floor of the 3101 Building (the “Floor Drain”) seems to be draining more slowly than is appropriate for the size of the Floor Drain.  Landlord shall cause the Floor Drain to be professionally cleaned (including, if appropriate, “snaking” the drain and its associated piping) in order to maximize drainage from the Floor Drain; provided, however, Landlord shall have no obligation to increase the size of the existing drainage pipes; and

(b)The water pressure in the women’s shower on the first floor of the 3101 Building (the “Shower Pressure”) seems to be less than would normally be expected.  Landlord shall have the water pressure evaluated by a plumber and complete any repairs to the existing plumbing system that are appropriate based on the plumber’s evaluation; provided, however, Landlord shall have no obligation to increase or decrease the size of the existing water pipes.

7.Electric Vehicle Charging Stations.  Landlord shall install three (3) electric vehicle charging stations in the Common Areas of the Project in one or more locations chosen by Landlord (the “New Charging Stations”). Tenant Parties shall have the non-exclusive right to use the New Charging Stations and Landlord makes no representation or warranty that the New Charging Stations will be available for the use by Tenant Parties at any time.  Each New Charging Station shall have the capacity to charge two electric vehicles at a time.  The type, manufacturer and characteristics of the New Charging Stations shall be determined by Landlord, in Landlord’s sole discretion.  Landlord shall install the New Charging Stations at Landlord’s sole cost and expense, and Tenant shall have no obligation to pay any portion of the cost of initially installing the New Charging Stations.  The cost of operating, maintaining and repairing the New Charging Stations may be included in Operating Expenses.  Landlord shall commence planning and installation activities promptly upon execution of the Lease and shall endeavor to complete the installation in a prompt manner use commercially reasonable efforts to install the New Charging Stations on or before March 31, 2020.  Landlord and Tenant acknowledge that for purposes of Section 19 of this Lease, the use of the New Charging Stations by Tenant Parties shall constitute a use of the Project by Tenant, and that Section 20 of the Lease shall apply to the use of the New Charging Stations by Tenant Parties.

8.Remodeling Restrooms in Original Premises.  There are a total of four (4) restrooms in the 3101 Building (i.e., two men’s restrooms and two women’s restrooms) (the “3101 Restrooms”).  Promptly following the execution and delivery of this Lease, Landlord shall employ an architect to prepare plans and specifications for the renovation of the 3101 Restrooms (the “Renovation Plans”).  The Renovation Plans shall include finishes similar to the restroom finishes currently existing in the restrooms in the 3131 Building, and otherwise as determined by Landlord, in Landlord’s sole discretion.  Following the completion of the Renovation Plans, Landlord shall submit the Renovation Plans to any applicable governmental entities that have the right to approve the Renovation Plans.  Promptly following Landlord obtaining all required approvals to complete the 3101 Restroom renovations based on the Renovation Plans (the “3101 Restroom Renovations”), Landlord shall employ a contractor to complete the 3101 Restroom Renovations and Landlord shall endeavor to have the contractor complete the 3101 Restroom Renovations in a prompt manner; provided, however, Landlord shall not be obligated to incur overtime or other extraordinary charges.  Landlord shall complete the 3101 Restroom Renovations in a manner that will insure that during the completion of the 3101 Restroom Renovations at least one men’s restroom and one women’s restroom will be available to Tenant (the “Available Restrooms”).  Tenant acknowledges that the Available Restrooms may not include showers.  Tenant acknowledges that Landlord's contractors will complete the 3101 Restroom Renovations while Tenant occupies the Original Premises, that the construction of the 3101 Restroom Renovations will prevent Tenant from using certain parts of the Original Premises from time to time and that the completion of the 3101 Restroom Renovations will create noise dust and debris that may interfere with Tenant's use of portions of the Premises.  Tenant acknowledges and agrees that it shall have no right to any abatement of rent or to recover any other damages from Landlord due to its inability to use portions of the Premises while the 3101 Restroom Renovations are being completed or due to interference with its business operations caused by such construction.  The 3101 Restroom Renovations shall be completed by Landlord at Landlord’s sole cost and expense.

9.Improvements Constructed by Tenant.

(a)Improvements.

(i)Original Premises. Tenant shall inform Landlord of the improvements Tenant would like Landlord to make to the Original Premises (the “Original Premises Improvements”) pursuant to this Addendum Section.  Subject to the terms and conditions of this Addendum Section and Section 13 of the Lease, Tenant may commence the construction of the Original Premises Improvements at any time after the mutual execution and delivery of this Lease.

(ii)Expansion Premises.  Tenant shall inform Landlord of the improvements Tenant would like Landlord to make to the Expansion Premises (the “Expansion Premises Improvements”) pursuant to this Addendum Section.  Subject to the terms and conditions of this Addendum Section and Section 13 of the Lease, Tenant may commence the construction of the Expansion Premises Improvements at any time after the Expansion Premises Commencement Date.

(iii)Landlord Approval.  The Original Premises Improvements and the Expansion Premises Improvements are hereinafter collectively referred to as the “Improvements”.  Landlord shall have the right to approve the

Improvements, in Landlord’s reasonable discretion.  By way of example and not limitation, Landlord shall have no obligation to approve any Improvement if the Improvement (i) affects any portion of the Project outside the Premises, (ii) adversely affects the Buildings’ electrical, plumbing, HVAC, life, fire safety or similar Building systems or the structural elements of the Buildings, (iii) adversely affects any other tenant of the Project or (iv) would not comply with any law or regulation.

(b)Construction Drawings.  Tenant shall retain an architect (the “Architect”) that is reasonably acceptable to Landlord to prepare separate construction drawings for the Original Premises Improvements and the Expansion Premises Improvements (collectively, the “Construction Drawings”).  Landlord shall have the right to approve the Construction Drawings in Landlord’s reasonable discretion.  Landlord's review of the Construction Drawings is for its sole benefit and Landlord shall have no liability to Tenant or Tenant's contractors arising out of or based on Landlord's review.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors arising therefrom.

(c)Permits and Changes.  The Construction Drawings approved by Landlord (the “Final Construction Drawings”) shall be submitted by Tenant to the appropriate governmental agencies in order to obtain all applicable building permits.  Prior to commencing construction of the Original Premises Improvements, Tenant shall provide Landlord with copies of the permits applicable to the Original Premises Improvements and prior to commencing construction of the Expansion Premises Improvements, Tenant shall provide Landlord with copies of the permits applicable to the Expansion Premises Improvements.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permits or a certificate of occupancy for the Premises and that obtaining the same shall be Tenant's sole responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits or certificate of occupancy.  No changes, modifications or alterations in the Final Construction Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

(d)Compliance with Laws.  Tenant shall be solely responsible for constructing the Improvements in compliance with all laws.  Tenant acknowledges and agrees that it may be obligated to modify, alter or upgrade the Premises and the systems therein in order to complete the construction of the Improvements, and Landlord shall have no liability or responsibility for modifying, altering or upgrading the Premises or its existing systems.  If, as a result of Improvements constructed in accordance with this Addendum Section, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvements or alterations to any portion of the Project outside the Premises (an “Exterior Alteration”), Landlord may deduct the cost of making the Exterior Alteration from the Improvement Allowance (as defined below), and if the cost of making the Exterior Alteration exceeds the monies available in the Improvement Allowance, Tenant shall pay such excess costs to Landlord within ten (10) days after written demand.

(e)Contractors.  Landlord shall have the right to approve in advance the contractors (the “Contractors”) used by Tenant to construct the Improvements, in Landlord’s reasonable discretion.  Notwithstanding the forgoing, Landlord shall have the right to designate which subcontractors may perform work on the Buildings’ HVAC systems, roof and life, fire and safety systems.  Tenant's indemnification obligations in the Lease shall also apply with respect to any and all damages, cost, loss or expense (including attorney’s fees) related to any act or omission of Tenant or its Contractors, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements.  The Contractors shall carry worker's compensation insurance covering all of their respective employees, public liability insurance, including property damage, and such other insurance as required by Landlord, in Landlord’s sole discretion.  Certificates for all insurance carried pursuant to this section shall be delivered to Landlord before the commencement of construction of the Improvements.  All such policies of insurance shall name Landlord and its property manager as an additional insured.

(f)Construction Procedures.  The Contractors shall comply with all of Landlord's rules, regulations and procedures concerning the construction of improvements at the Project (collectively, the "Construction Procedures"), and if any Contractor fails to comply with the Construction Procedures after Landlord has provided the Contractor with written notice of its non-compliance, Landlord shall have the right to prohibit such Contractor from performing any further work in the Building, and Landlord shall have no liability to Tenant due to such prohibition.  Landlord's Construction Procedures are available from the Building's property manager.  Tenant's Contractors shall not perform any construction work at the 3131 Building from 8:00 a.m. to 6:00 p.m., Monday through Friday.  Tenant and the Contractors shall not have the right, at any time, to disrupt any Building service (e.g., electrical, plumbing etc.) to the Common Areas or to another tenant's premises.   Tenant and the Contractors shall only store construction materials inside the Premises and the Contractors shall not dispose of their refuse or construction materials in the Project's trash receptacles.  Tenant's Contractors shall only use Building entrances and Building freight elevators designated by Landlord to transport construction materials to the Premises, and Tenant and Tenant's Contractors shall take whatever precautions Landlord may reasonably prescribe to protect the Project from damages due to such activities.  Tenant shall reimburse Landlord for the cost of repairing any damage to the Project caused by the construction of the

Improvements.  Landlord shall have the right to inspect the Improvements at all times upon reasonable notice to Tenant, provided however, that Landlord's inspection of the Improvements shall not constitute Landlord's approval of the Improvements. Any defects in the Improvements shall be rectified by Tenant at no expense to Landlord. Landlord shall have the right to receive a fee to reimburse it for the costs incurred by Landlord in providing approvals hereunder and in monitoring the construction of the Improvements in an amount equal to three percent (3%) of the total cost of constructing the Improvements (the "Landlord Fee").  In addition, if Landlord incurs architectural, engineering or other consultants’ fees in evaluating such Improvements (“Third Party Fees”), Tenant shall reimburse Landlord for these fees in addition to the Landlord Fee.  Landlord shall have the right to deduct the Landlord Fee and the Third Party Fees from the Improvement Allowance (as defined below).

(g)Improvement Allowance.

(i)Original Premises.  Landlord hereby grants to Tenant an "Original Premises Improvement Allowance" of [*], which Original Premises Improvement Allowance shall be used only to reimburse Tenant for the actual out-of-pocket costs paid by Tenant to independent third parties for the construction of the Original Premises Improvements or payment of the Landlord Fee and the Third Party Fees.  After the completion of the construction of the Original Premises Improvements, Landlord shall make one (1) disbursement of the Original Premises Improvement Allowance.  Prior to Landlord making the disbursement, Tenant shall deliver to Landlord:  (A) a request for payment, approved by Tenant, in a form which is reasonably acceptable to Landlord; (B) invoices from all contractors whose work is being paid with respect to such payment request; (C) copies of executed mechanic's lien releases from all of the contractors which shall comply with the provisions of California Civil Code Section 8138; (D) proof that Tenant has previously paid to the contractors the monies described in the payment request; (E) “as built” plans for the Original Premises Improvements and (F) all other information reasonably requested by Landlord.  Within thirty (30) days after Landlord has received all of this information, Landlord shall deliver a check to Tenant in an amount equal to the lesser of (i) the actual monies paid by Tenant to Tenant's contractors with respect to such payment request plus the Landlord Fee and the Third Party Fees if previously paid by Tenant or (ii) the Original Premises Improvement Allowance.

(ii)Expansion Premises.  Landlord hereby grants to Tenant an "Expansion Premises Improvement Allowance" of [*], which Expansion Premises Improvement Allowance shall be used only to reimburse Tenant for the actual out-of-pocket costs paid by Tenant to independent third parties for the construction of the Expansion Premises Improvements or payment of the Landlord Fee and the Third Party Fees.  After the completion of the construction of the Expansion Premises Improvements, Landlord shall make one (1) disbursement of the Expansion Premises Improvement Allowance.  Prior to Landlord making the disbursement, Tenant shall deliver to Landlord:  (A) a request for payment, approved by Tenant, in a form which is reasonably acceptable to Landlord; (B) invoices from all contractors whose work is being paid with respect to such payment request; (C) copies of executed mechanic's lien releases from all of the contractors which shall comply with the provisions of California Civil Code Section 8138; (D) proof that Tenant has previously paid to the contractors the monies described in the payment request; (E) “as built” plans for the Expansion Premises Improvements and (F) all other information reasonably requested by Landlord.  Within thirty (30) days after Landlord has received all of this information, Landlord shall deliver a check to Tenant in an amount equal to the lesser of (i) the actual monies paid by Tenant to Tenant's contractors with respect to such payment request plus the Landlord Fee and the Third Party Fees if previously paid by Tenant or (ii) the Expansion Premises Improvement Allowance.

(iii)FF&E.  The Original Premises Improvement Allowance and the Expansion Premises Improvement Allowance are hereinafter collectively referred to as the “Improvement Allowance”.  In no event shall the Improvement Allowance be used to pay the cost of computer or telephone wiring or any cost of purchasing furniture, fixtures or equipment (collectively, "FF&E"), and the cost of all FF&E shall be paid by Tenant, at Tenant's sole expense.

(h)Application to Base Rent of Unused Improvement Allowance.

(i)Original Premises Improvement Allowance.  If the actual cost of the Original Premises Improvements does not exceed [*], Tenant may use [*] to pay Base Rent due prior to [*] (the “Original Premises Rent Period”).  If Tenant elects not to construct any Original Premises Improvements, Tenant may apply [*] to the payment of Base Rent during the Original Premises Rent Period.  In order to allocate all or a portion of the unused Improvement Allowance to the payment of Base Rent, Tenant must give written notice to Landlord of the portion of the unused Improvement Allowance it has elected to have allocated to the payment of Base Rent during the Original Premises Rent Period (an “Original Premises Rent Allocation Notice”); provided, however, such allocation shall only be for Base Rent due after the date the Original Premises Rent Allocation Notice is given by Tenant to Landlord.  Any portion of the Original Premises Improvement Allowance that has not been expended on or before [*] on the construction of the Original Premises Improvements or on the payment of Base Rent shall be retained by Landlord, and Tenant shall have no further right to the use of such unused portion of the Original Premises Improvement Allowance for any purpose.

(ii)Expansion Premises Improvement Allowance.  If the actual cost of the Expansion Premises Improvements does not exceed [*], Tenant may use [*] (the “Maximum Rent Amount”) [*] to pay Base Rent due prior to [*] (the “Expansion Premises Rent Period”).  In order to allocate all or a portion of the unused Expansion Premises Improvement Allowance to the payment of Base Rent, Tenant must give written notice to Landlord of the portion [*] it has elected to have allocated to the payment of Base Rent during the Expansion Premises Rent Period (a “Expansion Premises Rent Allocation Notice”); provided, however, such allocation shall only be for Base Rent due after the date the Expansion Premises Rent Allocation Notice is given by Tenant to Landlord.  Any portion of the Expansion Premises Improvement Allowance [*] shall be retained by Landlord, and Tenant shall have no further right to the use of such unused portion of the Expansion Premises Improvement Allowance for any purpose.

(i)Commencement Date.  The Original Premises Commencement Date and the Expansion Premises Commencement Date are not conditioned upon the completion of the Improvements.

(j)Restorations.  At Landlord’s option, subject to the terms of this provision, Tenant shall remove some or all of the Improvements prior to the last day of the term of the Lease and return the Premises to the condition it was in prior to the installation of such Improvements (the “Restorations”), all at Tenant’s sole cost and expense.  At the time Tenant submits the Final Construction Drawings to Landlord for the Original Premises Improvements or the Expansion Premise Improvements, as applicable, Tenant shall have the right to request a determination from Landlord of whether Landlord will require the restoration of some or all of such improvements described on the Final Construction Drawings (a “Restoration Notice Request”).  Landlord shall reply to any Restoration Notice Request within ten (10) days after receiving the Restoration Notice Request.  Notwithstanding the foregoing, Tenant shall not be required to make any Restorations that are not expressly required by Landlord in response to a Restoration Notice Request from Tenant. Landlord shall have the right to approve the materials used and work undertaken by Tenant to complete any Restorations and the Restorations shall be satisfactory to Landlord.  Section 13 of the Lease and Sections (b), (c), (d), (e) and (f) above shall apply to the Restorations to the same extent they apply to the Improvements.   If Tenant fails to complete the Restorations prior to the last day of the term of the Lease, in addition to Landlord’s other rights and remedies, Landlord may complete the Restorations and Tenant shall reimburse Landlord for all costs it incurs within ten (10) days after written request.

10.Option to Extend.  Landlord hereby grants to Tenant the option to extend the term of the Lease for one (1) five (5)-year period (the "Extension Option") commencing when the initial lease term expires upon each and all of the following terms and conditions:

(a)On a date which is prior to the date that the option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty (360) days, Landlord shall have received from Tenant a written notice of the exercise of the option to extend the Lease for said additional term (an “Exercise Notice”), time being of the essence. If the Exercise Notice is not so given and received, the Extension Option shall automatically expire, Tenant shall no longer have the right to give an Exercise Notice and this section shall be of no further force or effect.  Tenant shall give the Exercise Notice using certified mail return receipt requested or some other method where the person delivering the package containing the Exercise Notice obtains a signature of the person accepting the package containing the Exercise Notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package).  It shall be the obligation of Tenant to prove that Landlord received the Exercise Notice in a timely manner.

(b)All of the terms and conditions of the Lease except where specifically modified by this section shall apply.

(c)The monthly Base Rent payable during the option term shall be the Market Rate on the date the option term commences.

(d)The term "Market Rate" shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar building would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement allowance.  If renewal tenants exercising similar market rate extension options are receiving a tenant improvement allowance, this fact shall be taken into consideration in determining the Market Rate.  The Market Rate may also designate periodic rental increases and similar economic adjustments.

(e) If Tenant exercises the Extension Option, Landlord shall determine the Market Rate by using its good faith judgment.  Landlord shall provide Tenant with written notice of such amount on or before the date that is one hundred eighty (180) days prior to the date that the term of the Extension Option will commence.  Tenant shall have fifteen (15) days ("Tenant's Review Period") after receipt of Landlord's notice of the new rental within which to accept such rental.  In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts.  If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(i)Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other's presence.  If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the fifteen (15) year period ending on the date of such appointment in the leasing of similar buildings in the geographical area of the Premises.  Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment.  The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rate for the Premises is the closest to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein.  Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary.  In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate ("MR Data"), and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii)The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii)The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv)If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the county in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v)The cost of the arbitration shall be paid by Landlord and Tenant equally.

(vi)Landlord shall have the right to require Tenant to execute and to deliver to Landlord an amendment to the Lease that accurately sets forth the extended term of the Lease and the new Base Rent and other economic terms, if any.  Within ten (10) days after Landlord provides the amendment to Tenant, Tenant shall execute the amendment and deliver the amendment to Landlord.  Landlord’s election not to require Tenant to execute an amendment shall not invalidate Tenant’s exercise of the Extension Option.

11.Right of Offer.

(a)From and after the Expansion Premises Commencement Date [*], Tenant shall have the right of offer to lease any space [*] after Tenant occupies the Expansion Premises in the 3131 Building (the "Additional Premises").  Prior to leasing any Additional Premises, Landlord shall give Tenant written notice of its intent to lease the Additional Premises (a “Landlord Notice”).  Tenant shall have ten (10) business days after Landlord has given written notice in which to provide Landlord with written notice of its irrevocable election to exercise its right to lease all of the Additional Premises (Tenant shall not have the right to elect to lease part of the Additional Premises).  Tenant shall pay Base Rent for the Additional Premises at the "Market Rate" (as defined below).  All of the other terms and conditions pertaining to the lease of the Additional Premises shall be agreed to by Landlord and Tenant within ten (10) days after Landlord receives Tenant's written notice, time being of the essence.  If Landlord and Tenant are unable to agree on such terms and conditions within the ten (10) day period, Tenant's right to lease the Additional Premises shall automatically expire and Tenant shall have no further right to lease the Additional Premises.  Except for the Market Rate which will be determined as provided in (b) below, all of the terms and conditions for the lease of the Additional Premises shall be satisfactory to Landlord and Tenant, in each of their sole and absolute discretions.  If Tenant does not give Landlord written notice of its election to lease such Additional Premises within ten (10) business days after Landlord gives Tenant its written notice of the availability of the Additional Premises, time being of the essence, Landlord shall thereafter be free to lease such Additional Premises to a third party on any terms and conditions that Landlord shall select, with no further obligation to Tenant unless and until Landlord has leased such Additional Premises to a third party, and after such third party occupies such Additional Premises, it once again becomes available for lease.  After Landlord has leased the Additional Premises and it has once again become available to lease, this Section shall once again apply to the lease of such Additional Premises.  If Landlord unintentionally fails to provide a Landlord Notice to Tenant, Tenant’s sole remedy for such failure shall be to notify Landlord of the failure and to request that it be provided a Landlord Notice, and, in this event, if the Additional Premises is still available for lease (i.e., it has not been leased by Landlord to a another tenant), Landlord shall provide the Landlord Notice to Tenant.  Under no circumstances shall Landlord have any legal liability to Tenant (for damages or otherwise) due to Landlord’s unintentional failure to provide a Landlord Notice to Tenant.  Landlord shall not be obligated to provide Tenant with notice pursuant to this section, and Tenant shall not have the right to exercise the right of offer granted in this section, at any time that Tenant has subleased all or any portion of the Premises or at any time Tenant is in default (continuing beyond and notice and cure period) as defined in the Lease. This right of offer shall be subject to (i) the prior and existing rights of the other tenants in the Project to lease the Additional Premises and (ii) Landlord's right, in Landlord's sole discretion, to elect to renew or extend the lease of any tenant occupying the Additional Premises, whether or not such tenant has the legal right or option to renew or extend its lease.

(b)The term "Market Rate" shall mean the annual amount per rentable square foot that a willing, comparable tenant would pay and a willing, comparable landlord of a similar building would accept and the amount of tenant improvement allowance that such landlord would pay and such tenant would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; (vi) the amount of any tenant improvement allowance; and (vii) other generally applicable terms and conditions of tenancy for similar space.  If Tenant exercises its right to lease the Additional Premises, Landlord shall determine the Market Rate by using its good faith judgment.  Landlord shall provide Tenant with written notice of such amount within five (5) days after Tenant gives a Landlord Notice.  Tenant shall have five (5) days ("Tenant's Review Period") after receipt of Landlord's notice of the new rental within which to accept such rental.  In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts.  If Landlord and Tenant fail to reach agreement within five (5) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(i)Landlord and Tenant shall meet with each other within three (3) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other's presence.  if Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within three (3) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the fifteen (15) year period ending on the date of such appointment in the leasing of commercial buildings similar to the Premises in the geographical area of the Premises.  Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment.  The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rate for the Premises is the closest to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein.  In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within three (3) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate ("RR Data"), and the other party may submit a reply in writing within two (2) business days after receipt of such RR Data.

(ii)The arbitrator shall, within six (6) business days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii)  The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv)If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the County in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v)The cost of the arbitration shall be paid by Landlord and Tenant equally.

(c)After the determination of the Market Rate, Landlord shall prepare an amendment to the Lease reflecting Base Rent at the Market Rate and adding the Additional Premises to the Premises (the “Amendment”). The terms of the Amendment (other than the Market Rate) shall be satisfactory to Landlord and Tenant in each of their sole and absolute discretions.  For example, Landlord shall have no obligation to agree to a coterminous term for Tenant’s lease of the Additional Premises and Tenant’s lease of the existing Premises.  The sole consequence of Landlord and Tenant not being able to agree on the terms and conditions of the Amendment shall be that Landlord shall have no further obligation to lease the Additional Premises to Tenant and Tenant shall have no further obligation to lease the Additional Premises from Landlord pursuant to this section.  Tenant shall execute and deliver the Amendment to Landlord within ten (10) business days after it is delivered to Tenant.  At Landlord’s option, if Tenant does not execute and deliver to Landlord the Amendment within the ten (10) business day period, time being of the essence, Tenant's right to lease the Additional Premises shall immediately terminate, and Tenant shall have no further right to lease the Additional Premises.  Section 29 of the Lease applies to this right of offer.

12. 3101 Exterior Building Sign.  Tenant has previously installed one sign on the exterior façade of the 3101 Building containing Tenant’s name (the "Building Sign").  During the term of this Lease (including any extension terms), Tenant shall continue to have the right to maintain the Building Sign on the following terms and conditions:

(a)Tenant shall maintain the Building Sign in good order and repair, at Tenant's sole cost and expense;

(b)Any modification of the Building Sign shall be considered to be an "Alteration" within the meaning of Section 13.1 of the Lease, and shall be governed by the provisions thereof.  Notwithstanding anything to the contrary contained in Section 13.1, any modification or alteration of the Building Sign shall require Landlord's prior approval, which may be given or withheld by Landlord in Landlord's sole discretion;

(c)The Building Sign shall be considered a use of the Premises pursuant to Section 19 of the Lease, and Tenant shall defend and indemnify Landlord to the extent provided in Section 19;

(d)Tenant shall remove the Building Sign and repair any damage to the Project, at Tenant's sole cost and expense, upon the termination or expiration of the Lease term;

(e)The insurance purchased by Tenant pursuant to Section 10.1 of the Lease shall apply to the Building Sign; and

(f)Should the Building Sign be electrically illuminated, Tenant agrees to pay to the cost of all electricity used by the Building Sign.

13.Monument Signs.

(a)Project Monument Signs.  There are two Project monument signs (the “Project Monument Signs”), and each Project Monument Sign has one panel allocated to each of the three buildings comprising the Project (the “Building Sign Panels”).  The Building Sign Panels are all approximately the same size and each Building Sign Panel may include the names of multiple tenants of the applicable building.

(i)3101 Building Sign Panel.  Tenant has previously placed its name in the panel on each Project Monument Sign allocated to the 3101 Building.  During the term of this Lease, Tenant shall continue to have the right to maintain its name in the panels on the Project Monument Signs allocated to the 3101 Building.

(ii)3131 Building Sign Panel.  The panel on each Project Monument Sign allocated to the 3131 Building currently has three tenant names on each panel.  The Expansion Premises is currently occupied by Blue Danube Systems, Inc. and Blue Danube Systems, Inc.’s name is currently one of three tenant’s whose names have been placed on the Building Sign Panel for the 3131 Building.  From and after the Expansion Premises Commencement Date, Tenant shall have the right to place is name in the location on the Project Monument Signs now occupied by Blue Danube Systems, Inc. The cost of removal of Blue Danube Systems, Inc.’s sign shall be borne by Landlord.

(b)Building Monument Signs.  In addition to the Project Monument Signs, each of the three buildings comprising the Project has its own monument sign located in front of each building (the “Building Monument Signs”), and multiple tenant’s names may be placed on the Building Monument Signs.

(i)3101 Building Monument Sign.  Tenant has previously placed its name on the Building Monument Sign for the 3101 Building.  During the term of this Lease, Tenant shall continue to have the right to maintain its name on the 3101 Building Monument Sign.

(ii)3131 Building Monument Sign.  There are currently places for three tenant names on the 3131 Building Monument Sign, and Blue Danube Systems, Inc.’s name is currently located in one of those places.  From and after the Expansion Premises Commencement Date, Tenant shall have the right to place is name in the location on the 3131 Building Monument Sign now occupied by Blue Danube Systems, Inc.  The cost of removal of Blue Danube Systems, Inc.’s sign shall be borne by Landlord. Landlord may increase or decrease the number of names on the 3131 Building Monument Sign from time to time, in Landlord’s sole discretion.

(c)Generally.  Landlord shall have the right to approve the size, design, location and color of Tenant's name on the Project Monument Signs, the 3101 Building Monument Sign and the 3131 Building Monument Sign (collectively, the “Monument Signs”), in Landlord's sole discretion.  Landlord hereby approves the size, design, location and color of Tenant’s current name on the sign panel allocated to the 3101 Building on each Project Monument Sign and on the 3101 Building Monument Sign. The cost of placing Tenant's name on the Monument Signs shall be paid by Tenant, at Tenant’s sole cost and expense.  At Landlord’s option, (i) Tenant shall maintain its name on the Monument Signs in good condition, at Tenant's sole cost and expense, or (ii) Landlord shall maintain Tenant’s name on the Monument Signs and Tenant shall reimburse Landlord from time to time for the cost of such maintenance within ten (10) days after written request by Landlord.  Prior to the termination of the Lease, Tenant shall remove its name from the Monument Signs and repair any damages caused by such removal.  If Tenant fails to remove its name from the Monument Signs and repair any damages caused by such removal, Landlord shall have the right to remove Tenant’s name and/or repair any damages, and Tenant shall reimburse Landlord for the cost of the removal and/or repairs within ten (10) days after written request.  Subject to all of the terms and condition of this Addendum section, if Tenant assigns the Lease, Landlord shall not unreasonably withhold its consent to the modification of the Monument Signs to state the name of the person or entity to whom the Lease is assigned.  It shall be reasonable for Landlord to disapprove the addition of a name of an assignee to the Monument Signs if in Landlord's reasonable business judgment the name or business of the assignee is controversial or would violate the terms and conditions of another tenant’s lease.  By way of example and not limitation, controversial business include persons or entities involved in the following types of activities: pornography, political parties or political issues, abortion, foreign countries and religions.

14.Access to Premises - 365 Days Per Year.  Subject to the other terms and conditions of the Lease, Landlord shall use reasonable efforts to provide Tenant’s employees with access to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days per year.  Notwithstanding the foregoing, Tenant acknowledges and agrees that repairs, hazardous conditions and circumstances beyond Landlord's control may prevent access to the Premises from time to time.

15.Parking Monitor.  The Muslim Community Association currently has a Friday prayer service (“Friday Prayers”) at the property located at 3003 Scott Boulevard, Santa Clara, California.  In the past, members of the Muslim Community Association have sometimes parked in the Project’s parking areas.  Landlord currently provides a person to monitor the parking areas of the Project (the “Parking Monitor”) during certain times during Friday Prayers to minimize the use of the Project’s parking areas by persons attending Friday Prayers.  During the term of this Lease, Landlord shall continue to provide the Parking Monitor to the same extent it does as of the date this Lease is entered into provided that the Friday Prayers continue to adversely affect the availability of parking for tenants at the Project.  Landlord may stop providing the Parking Monitor to the extent that Friday Prayers are no longer adversely affecting the availability of parking for tenants at the Project.  The cost of the Parking Monitor shall be included in Operating Expenses.

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IN WITNESS WHEREOF, the parties hereto have respectively executed this Addendum.

The Realty Associates Fund XI Portfolio, L.P.,

a Delaware limited partnership

By:       The Realty Associates Fund XI, L.P.,

a Delaware limited partnership, general partner

By:       Realty Associates Fund XI, LLC,

a Delaware limited liability company, general partner

                        By:       _/s/ John Powell______Aug. 8, 2019

                                    Name: John Powell

                                    Title:

TENANT:

Ambarella Corporation,

a Delaware corporation

By:	_/s/ Kevin C. Eichler _______________

__Kevin C. Eichler______________
(print name)

Its:___CFO_________________________

(print title)

Exhibit 1 to Addendum to Lease

(Description of HVAC Units to be Replaced and the Time Each Unit will be Replaced and Description of 3101 Condensing Unit)

PHASE 1 – 2019 (3 units)

•	3101 Jay Street AC-1, AC-2, AC-7
•	Compressor on condensing unit #5

PHASE 2 – 2020 (4 units)

•	3101 Jay Street AC-6, AC-3, AC-9, AC-10

PHASE 3 – 2021 (1 unit)

•	3131 Jay Street AC-1

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